UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PFS Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Common Stock, par value $.01 per share
(2) Aggregate number of securities to which transaction applies:
1,553,044, including outstanding stock options
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$23.00, the per share merger consideration
(4) Proposed maximum aggregate value of transaction:
$35,720,012
(5) Total fee paid:
$4,204.25
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

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PFS BANCORP, INC.

Second and Bridgeway Streets

Aurora, Indiana 47001

(812) 926-0631

September 16, 2005

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of PFS Bancorp, Inc. to be held at 3:00 p.m., local time, on October 14, 2005 at our main office located at Second and Bridgeway Streets, Aurora, Indiana.  At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an agreement and plan of merger pursuant to which PFS Bancorp will be acquired by Peoples Community Bancorp, West Chester, Ohio.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of PFS Bancorp common stock (other than certain shares held by Peoples Community Bancorp or PFS Bancorp or as to which dissenters’ rights have been perfected) will be converted into the right to receive $23.00 in cash, without interest.  The cash you receive in the merger in exchange for your shares of PFS Bancorp common stock will be subject to U.S. federal income tax and may also be taxed under state, local and foreign tax laws.

The merger cannot be completed unless the stockholders of PFS Bancorp approve and adopt the merger agreement and the parties receive all required regulatory approvals, among other customary conditions.

Based on our reasons for the merger described in the attached document, including the fairness opinion issued by our financial advisor, Sandler O’Neill & Partners, L.P., our board of directors believes that the merger agreement is fair to you and in your best interests.  Accordingly, our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

The accompanying document gives you detailed information about the special meeting, the merger, the merger agreement and related matters.  We urge you to read this entire document carefully, including the attached merger agreement.

It is very important that your shares be voted at the special meeting, regardless of whether you plan to attend the meeting in person.  To ensure that your shares are represented on this very important matter, please take the time to vote by completing and mailing the enclosed proxy card in the manner described herein.

Thank you for your cooperation and your continued support of PFS Bancorp.

Sincerely,

Mel E. Green
President and Chief Executive Officer

PFS BANCORP, INC.

Second and Bridgeway Streets

Aurora, Indiana 47001

(812) 926-0631

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on October 14, 2005

To the stockholders of PFS Bancorp, Inc.:

We will hold a special meeting of stockholders of PFS Bancorp, Inc. at 3:00 p.m., local time, on Friday, October 14, 2005, at our main office located at Second and Bridgeway Streets, Aurora, Indiana, for the following purposes:

•                                          to consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of May 4, 2005, among PFS Bancorp, Inc., Peoples Federal Savings Bank, Peoples Community Bancorp, Inc. and Peoples Community Bank, pursuant to which, among other things, (i) PFS Acquisition Corp., an interim corporation to be formed as a subsidiary of Peoples Community Bank, will merge with and into PFS Bancorp and, immediately thereafter, PFS Bancorp will merge with and be liquidated into Peoples Community Bank and (ii) upon completion of the merger, each outstanding share of PFS Bancorp common stock (other than specified shares held by PFS Bancorp or Peoples Community Bancorp or as to which dissenters’ rights have been perfected) will be converted into the right to receive $23.00 in cash, without interest;

•                                          to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•                                          to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

We have fixed the close of business on September 9, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting.  Only holders of PFS Bancorp common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.  The affirmative vote of the holders of at least a majority of the outstanding PFS Bancorp common stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement.

Under Indiana law, if the merger is completed, PFS Bancorp stockholders of record who do not vote to adopt the merger agreement will be entitled to exercise appraisal rights and obtain payment in cash of the fair value of their shares of PFS Bancorp’s common stock by following the procedures set forth in detail in the enclosed proxy statement.  A copy of the dissenters’ rights provisions is attached to the enclosed proxy statement as Annex C.

Our board of directors has determined that the merger agreement is fair to and in the best interests of PFS Bancorp’s stockholders and unanimously recommends that stockholders vote “FOR” approval and adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary.

By Order of the Board of Directors

Mel E. Green
President and Chief Executive Officer

Aurora, Indiana
September 16, 2005

IMPORTANT

Your vote is important regardless of the number of shares you own.  Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope.  If you are a record stockholder and for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the special meeting in the manner described in the attached document.

TABLE OF CONTENTS

SUMMARY
THE SPECIAL MEETING
Time, Date and Place
Matter to be Considered
Shares Outstanding and Entitled to Vote; Record Date
How to Vote Your Shares
Vote Required
Recommendations of the PFS Bancorp Board of Directors
Solicitation of Proxies
THE MERGER
The Parties
Acquisition Structure
Merger Consideration
Effective Time of the Merger
Background of the Merger
Recommendation of the PFS Bancorp Board of Directors and Reasons for the Merger
Opinion of PFS Bancorp’s Financial Advisor
Treatment of Stock Options
Surrender of Stock Certificates; Payment for Shares
Board of Directors’ Covenant to Recommend the Merger Agreement
No Solicitation
Conditions to the Merger
Representations and Warranties of PFS Bancorp and Peoples Community Bancorp
Conduct Pending the Merger
Extension, Waiver and Amendment of the Merger Agreement
Termination of the Merger Agreement
Termination Fee
Expenses
Interests of Certain Persons in the Merger
Employee Benefits Matters
Regulatory Approvals
Material Federal Income Tax Consequences
Accounting Treatment
Stockholder Agreements
Dissenters’ and Appraisal Rights
CERTAIN BENEFICIAL OWNERS OF PFS BANCORP COMMON STOCK
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
ADJOURNMENT OF THE SPECIAL MEETING
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION

Annex A	Agreement and Plan of Merger, dated as of May 4, 2005, among PFS Bancorp, Inc., Peoples Community Bancorp, Inc., Peoples Federal Savings Bank and Peoples Community Bank
Annex B	Fairness Opinion of Sandler O’Neill & Partners, L.P.
Annex C	Chapter 44 of the Indiana Business Corporation Law

i

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you.  To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, a copy of which is included as Annex A to this document, and the other documents to which we have referred you.  You may obtain copies of all publicly filed reports and other information from the sources listed under the section “Where You Can Find More Information,” beginning on page 47.  Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this document, “PFS Bancorp,” “we” and “our” refers to PFS Bancorp, Inc., “Peoples Federal” refers to our wholly-owned savings bank subsidiary, Peoples Federal Savings Bank, “Peoples Community Bancorp” refers to Peoples Community Bancorp, Inc., “Peoples Community Bank” refers to the wholly-owned savings bank subsidiary of Peoples Community Bancorp of the same name and “PFS Acquisition Corp.” refers to the corporation to be formed as a subsidiary of Peoples Community Bank to be merged with and into PFS Bancorp.  Also, we refer to the merger between PFS Acquisition Corp. and PFS Bancorp as the “merger,” the merger between Peoples Federal and Peoples Community Bank as the “bank merger” and the agreement and plan of merger, dated as of May 4, 2005, among PFS Bancorp, Peoples Federal, Peoples Community Bancorp and Peoples Community Bank as the “merger agreement.”

This proxy statement is first being mailed to stockholders of PFS Bancorp on or about September 16, 2005.

PFS Bancorp Stockholders Will Receive $23.00 in Cash for Each Share of PFS Bancorp Common Stock (Page 13)

Peoples Community Bancorp and PFS Bancorp propose a transaction in which PFS Bancorp will be acquired by Peoples Community Bancorp by virtue of a two-step transaction consisting of an initial merger of a newly created subsidiary of Peoples Community Bank to be known as PFS Acquisition Corp. with and into PFS Bancorp, followed immediately thereafter by the merger and liquidation of PFS Bancorp with and into Peoples Community Bancorp.  If the acquisition of PFS Bancorp by Peoples Community Bancorp is completed, and you do not assert your dissenters’ rights under Indiana law, you will have the right to receive $23.00 in cash, without interest, for each share of PFS Bancorp common stock that you own as of the effective time of the merger.  Immediately after the merger, Peoples Federal will be merged with and into Peoples Community Bank.  You will need to surrender your PFS Bancorp stock certificates to receive the cash merger consideration, but you should not send us any certificates now.  If the merger is completed, an exchange agent will send you detailed instructions on how to exchange your shares.  The per share merger consideration of $23.00 represents a premium of 39.4% over our $16.50 closing stock price on May 3, 2005, the day before we announced the proposed transaction.  In addition, the per share merger consideration of $23.00 represents 1.7 times PFS Bancorp’s book value of $13.90 at March 31, 2005 and 35.9 times PFS Bancorp’s diluted earnings per share of $.64 for the year ended December 31, 2004.

The Merger Will Be Taxable For PFS Bancorp Stockholders (Page 39)

The exchange of your shares of PFS Bancorp common stock for cash in the merger will be a taxable transaction to you.  For federal income tax purposes, you will generally recognize gain or loss in the merger equal to the difference between the cash payment (i.e., $23.00 per share) that you receive for your shares of PFS Bancorp common stock and your adjusted tax basis in your shares.  The gain or loss will be either long-term capital gain or short-term capital gain depending on the length of time you have held your shares of PFS Bancorp common stock.

Tax matters are complicated, and the tax consequences of the merger may vary among stockholders.  In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement.  You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Outstanding PFS Bancorp Stock Options Will Be Cancelled for Their Cash Value to the Extent They Are Not Exercised Prior to the Merger (Page 36)

At the effective time of the merger, each outstanding and unexercised option to purchase shares of PFS Bancorp common stock issued under the PFS Bancorp stock option plan, whether or not then vested and exercisable, will be terminated and each holder will be entitled to receive in consideration for their option a cash payment from Peoples Community Bancorp at the closing of the merger in an amount equal to the difference between $23.00 and the per share exercise price of the option, multiplied by the number of shares covered by the option, less any required tax withholdings.  The expected total value of this cash payment in consideration of the termination of all outstanding options is approximately $776,000.

We Have Received an Opinion From Our Financial Advisor That the Cash Merger Consideration Is Fair To Our Stockholders from a Financial Point Of View (Page 17)

Among other factors considered in deciding to approve the merger agreement, the PFS Bancorp board of directors received the written opinion of our financial advisor, Sandler O’Neill & Partners, L.P., that, as of May 4, 2005 (the date on which the PFS Bancorp board of directors approved the merger agreement), the $23.00 cash merger consideration is fair to the holders of PFS Bancorp common stock from a financial point of view.  The opinion is included as Annex B to this proxy statement.  You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill in providing its opinion.  Sandler O’Neill provided its opinion to the PFS Bancorp board of directors in connection with its consideration of the merger, and the opinion is not a recommendation to any stockholder as to how to vote.  PFS Bancorp has agreed to pay Sandler O’Neill approximately $338,000 in connection with the Peoples Community Bancorp transaction of which approximately $134,000 has been paid to date.

The Special Meeting (Page 9)

The special meeting will be held at 3:00 p.m., local time, on Friday, October 14, 2005, at our main office, which is located at Second and Bridgeway Streets, Aurora, Indiana.  At the

special meeting, you will be asked to approve and adopt the merger agreement and to act on any other matters that may properly come before the special meeting.

Record Date; Vote Required (Page 9)

You can vote at the special meeting if you owned shares of PFS Bancorp common stock as of the close of business on September 9, 2005.  On that date, there were 1,473,728 shares of PFS Bancorp common stock outstanding.  You will have one vote at the special meeting for each share of PFS Bancorp common stock that you owned of record on that date.

The affirmative vote of the holders of at least a majority of the outstanding PFS Bancorp common stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement.

The directors of PFS Bancorp have agreed with Peoples Community Bancorp to vote their shares of PFS Bancorp common stock in favor of the merger and the merger agreement.  As of September 9, 2005, these individuals owned in the aggregate approximately 10.0% of the outstanding shares of PFS Bancorp common stock (exclusive of unexercised stock options).

Our Board of Directors Unanimously Recommends Approval and Adoption of the Merger Agreement by PFS Bancorp Stockholders (Page 11)

Based on the reasons described elsewhere in this document, PFS Bancorp’s board of directors believes that the merger agreement is fair to and in your best interests.  Accordingly, our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

Certain Directors and Officers of PFS Bancorp Have Financial Interests in the Merger Which Differ From Your Interests as a PFS Bancorp Stockholder (Page 36)

Some of the directors and executive officers of PFS Bancorp have agreements, stock options and other benefit plans or arrangements that provide them with financial interests in the merger that are different from, or in addition to, your interests.  These interests arise because of rights under benefit and compensation plans or arrangements maintained by PFS Bancorp or Peoples Federal, and include the following:

•                                          the agreement that, prior to the completion of the merger, PFS Bancorp and Peoples Federal will enter into a new three-year employment agreement with Mel E. Green, the current President and Chief Executive Officer of PFS Bancorp;

•                                          the vesting of all unvested stock options under PFS Bancorp’s stock option plan in connection with the merger;

•                                          the allocation under the Peoples Federal employee stock ownership plan of any surplus shares of PFS Bancorp common stock to participating Peoples Federal employees following termination of the employee stock ownership plan and the complete repayment of the outstanding employee stock ownership plan loan balance upon completion of the merger;

•                                          Peoples Community Bancorp’s agreement to provide indemnification arrangements for directors and executive officers of PFS Bancorp and to maintain directors’ and officers’ liability insurance for such persons for a period of three years following the merger;

•                                          the accelerated vesting of benefits under the Peoples Federal Executive Officers and Directors Deferred Compensation Plan for certain executive officers and certain directors of PFS Bancorp;

•                                          Peoples Community Bancorp’s agreement to provide, in consultation with PFS Bancorp, a retention bonus pool for certain employees of PFS Bancorp and Peoples Federal in order to assist in the retention of employees through the merger date; and

•                                          the creation of a Peoples Community Bank Advisory Board which all directors of PFS Bancorp, other than Mr. Green, will be invited to join.

The board of directors of PFS Bancorp was aware of these factors and considered them in approving the merger and the merger agreement.

PFS Bancorp and Peoples Community Bancorp Must Meet Several Conditions to Complete the Merger and the Bank Merger (Page 28)

Completion of the merger depends on meeting a number of conditions, including the following:

•                                          Peoples Community Bancorp and PFS Bancorp must receive all required regulatory or governmental approvals and consents to complete the transactions contemplated by the merger agreement, and any waiting periods required by law must have expired;

•                                          the merger agreement must be approved by the requisite vote of the stockholders of PFS Bancorp;

•                                          there must be no injunction, order, decree or law which prohibits, restricts or makes illegal the completion of the transactions contemplated by the merger agreement;

•                                          the consent, approval or waiver of each person (other than required regulatory approvals) whose consent or approval is required in order to permit the lawful completion of the transactions contemplated by the merger agreement shall have been obtained;

•                                          Peoples Community Bancorp and PFS Bancorp must have performed in all material respects their respective obligations required to be performed under the merger agreement at or prior to the closing of the merger;

•                                          the representations and warranties of each of Peoples Community Bancorp and PFS Bancorp in the merger agreement must be true and correct in all respects in each case as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date, subject to the materiality standard set forth in the merger agreement; and

•                                          None of the governmental and third party permits, consents, waivers and authorizations necessary to complete the transactions contemplated by the merger agreement may contain any term or condition which would materially impair the value of PFS Bancorp or Peoples Federal to Peoples Community Bancorp and Peoples Community Bank or which would materially adversely affect the terms of the merger to the stockholders of PFS Bancorp.

Unless prohibited by law, either Peoples Community Bancorp or PFS Bancorp could elect to waive any of the conditions for its benefit that have not been satisfied and complete the merger anyway.  The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived where permissible, or that the merger will be completed.

The Parties Need to Obtain Various Regulatory Approvals In Order to Complete the Merger (Page 38)

To complete the merger and the bank merger, the parties and their affiliates need to obtain the consent or approval of, give notice to or obtain a waiver from various regulatory authorities, including the Office of Thrift Supervision and the Board of Governors of the Federal Reserve System.  The U.S. Department of Justice may provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval by a federal banking agency to challenge the approval on antitrust grounds.  Peoples Community Bancorp and PFS Bancorp have filed all necessary applications, notices and requests for waiver with applicable regulatory authorities.  Peoples Community Bancorp and PFS Bancorp cannot predict, however, whether or when all required regulatory approvals, consents or waivers will be obtained.

The Merger Agreement May Be Terminated By the Parties (Page 34)

The merger agreement may be terminated as follows:

•                                          by mutual consent of the parties;

•                                          by Peoples Community Bancorp or PFS Bancorp if the merger is not completed by February 28, 2006, unless the failure to complete the merger by that date is due to the failure by the party seeking the termination of the merger agreement to perform its obligations under the merger agreement;

•                                          by Peoples Community Bancorp or PFS Bancorp if the stockholders of PFS Bancorp do not approve the merger agreement;

•                                          by Peoples Community Bancorp or PFS Bancorp if any required regulatory approval for the completion of the transactions contemplated by the merger agreement is denied or a regulatory application is withdrawn at the regulator’s request or recommendation unless a petition for rehearing or an amended application is filed within an agreed upon time frame, or if any governmental authority has issued a final order prohibiting the transactions;

•                                          by Peoples Community Bancorp or PFS Bancorp if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement which breach would result in a material adverse effect, as defined, and, which breach has not been cured within 30 days of written notice of the breach;

•                                          by Peoples Community Bancorp, prior to the PFS Bancorp special meeting of stockholders, if:

•                                          PFS Bancorp breaches its agreement not to initiate, solicit or encourage an acquisition proposal, as defined, for PFS Bancorp or otherwise facilitates an acquisition proposal by a party other than Peoples Community Bancorp, with certain exceptions;

•                                          PFS Bancorp’s board of directors fails to recommend that stockholders approve the merger or withdraws or modifies such recommendation in a manner adverse to Peoples Community Bancorp; or

•                                          PFS Bancorp fails to convene and hold a meeting of its stockholders to approve the merger agreement with Peoples Community Bancorp;

•                                          by Peoples Community Bancorp, if a party other than Peoples Community Bancorp commences a tender offer for more than 15% of the outstanding common stock of PFS Bancorp and the Board of directors of PFS Bancorp recommends that its stockholders accept such tender offer or does not recommend that stockholders reject such tender offer; or

•                                          by PFS Bancorp or Peoples Community Bancorp in the event that PFS Bancorp decides to accept an acquisitions proposal, as defined, from a party other than Peoples Community Bancorp.

PFS Bancorp Is Obligated To Pay Peoples Community Bancorp a Termination Fee Under Certain Circumstances (Page 35)

As a material inducement to Peoples Community Bancorp to enter into the merger agreement, PFS Bancorp agreed to pay Peoples Community Bancorp a termination fee of $1.35 million if:

•                                          Peoples Community Bancorp terminates the merger agreement because PFS Bancorp breaches its agreement not to solicit or facilitate an acquisition proposal by a party other than Peoples Community Bancorp, the board of directors of PFS Bancorp does not recommend to its stockholders that the merger agreement be approved or withdraws or modifies its recommendation in a manner which is adverse to Peoples Community Bancorp, or PFS Bancorp fails to convene and hold its special meeting of stockholders to approve the merger agreement;

•                                          Peoples Community Bancorp terminates the merger agreement because another party commences a tender offer for more than 15% of the common stock of PFS Bancorp and the board of directors of PFS Bancorp recommends that its stockholders accept such tender offer or does not recommend that stockholders reject such tender offer;

•                                          either PFS Bancorp or Peoples Community Bancorp terminates the merger agreement after PFS Bancorp decides to accept an acquisition proposal, as defined, from a party than Peoples Community Bancorp; or

•                                          after an acquisition proposal, as defined, for PFS Bancorp by a party other than Peoples Community Bancorp has been publicly announced or made known to the board of directors or senior management of PFS Bancorp, and

•                                          Peoples Community Bancorp terminates the merger agreement because PFS Bancorp materially breaches any of its representations, warranties or covenants in the merger agreement which breach has not been cured in the 30-day period; or

•                                          the merger agreement is terminated by either Peoples Community Bancorp or PFS Bancorp because the merger has not been completed by February 28, 2006 or if the stockholders of PFS Bancorp fail to approve the merger agreement.

Peoples Community Bancorp is Obligated to Pay PFS Bancorp a Termination Fee Under Certain Circumstances (Page 36)

As a material inducement to PFS Bancorp to enter into the merger agreement, Peoples Community Bancorp agreed to pay PFS Bancorp a termination fee of $1.35 million if the merger agreement is terminated because the required regulatory approvals have not been received by February 28, 2006, provided that the failure to receive such regulatory approvals is due solely to the inability of Peoples Community Bancorp or Peoples Community Bank to attain or maintain core or risk-based capital of 7.5% and 12.0%, respectively, provided that such failure is not either a result of any breach by PFS Bancorp or Peoples Federal or a consequence or facts or circumstances relating to PFS Bancorp or Peoples Federal.

PFS Bancorp’s Stockholders Have Dissenters’ Rights In Connection With the Merger (Page 40)

Under Indiana law, you have dissenters’ appraisal rights with respect to your PFS Bancorp shares.  If you do not wish to accept the $23.00 per share cash merger consideration, you can dissent from the merger and instead choose to have the fair value of your shares judicially determined and paid to you in cash.  However, in order to exercise your rights, you must follow specific procedures.  You should carefully read Chapter 44 of the Indiana Business Corporation Law which is included as Annex C.

The Parties (Page 12)

•                                          PFS Bancorp, an Indiana corporation, is a unitary savings and loan holding company, which owns all of the outstanding common shares of Peoples Federal Savings Bank, a federally chartered savings bank.  Founded in 1887, Peoples Federal is a community and customer oriented stock savings bank organized under the laws of the United States.  Peoples Federal conducts business out of its main office located in Aurora, Indiana and two branch offices in Rising Sun and Vevay, Indiana.  Peoples Federal’s business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one-to four-family residential real estate, multi-family real estate and non-residential real estate, as well as consumer loans.  As of June 30, 2005, PFS Bancorp had total assets of $134.0 million, deposits of $90.5 million and stockholders’ equity of $20.6 million.

•                                          Peoples Community Bancorp, headquartered in West Chester, Ohio, is a Maryland corporation and registered bank holding company, which owns all of the issued and outstanding shares of Peoples Community Bank.  Peoples Community Bank is a federally chartered savings bank with 13 full service offices in Butler, Warren and Hamilton Counties in southwestern Ohio.  In addition, Peoples Community Bancorp’s previously announced acquisition of American State Corporation and its subsidiary, American State Bank, was completed in June, 2005, which added three banking offices located in Lawrenceburg, Aurora and Bright, Indiana, to the Peoples Community Bank branch network.  In addition to its ownership of Peoples Community Bank, Peoples Community Bancorp owns approximately 38.0% of the issued and outstanding shares of Columbia Bancorp, Inc., a closely held bank holding company located in Cincinnati, Ohio.  As of June 30, 2005, Peoples Community Bancorp had total assets of $991.6 million, deposits of $582.4 million and stockholders’ equity of $76.4 million.

THE SPECIAL MEETING

Time, Date and Place

A special meeting of stockholders of PFS Bancorp will be held at 3:00 p.m., local time, on Friday, October 14, 2005 at our main office located at Second and Bridgeway Streets, Aurora, Indiana.

Matters to be Considered

The purpose of the special meeting is to consider a proposal to adopt the merger agreement and a proposal to adjourn the special meeting and to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.  At this time, the PFS Bancorp board of directors is not aware of any matters, other than as set forth in the preceding sentence that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on September 9, 2005 has been fixed by PFS Bancorp as the record date for the determination of holders of PFS Bancorp common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.  At the close of business on the record date, there were 1,473,728 shares of PFS Bancorp common stock outstanding and entitled to vote.  Each share of PFS Bancorp common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

How to Vote Your Shares

Stockholders of record may vote by mail or by attending the special meeting and voting in person.

•                                          If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.  Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any stockholder executing a proxy may revoke it at any time before it is voted by:

•                                          delivering to the secretary of PFS Bancorp prior to the special meeting a written notice of revocation addressed to Jack D. Tandy, Secretary, PFS Bancorp, Second and Bridgeway Streets, Aurora, Indiana 47001;

•                                          delivering to PFS Bancorp prior to the special meeting a properly executed proxy with a later date; or

•                                          attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to PFS Bancorp (and not revoked) by a holder of PFS Bancorp common stock will be voted in accordance with the instructions indicated thereon.  If no instructions are indicated, the proxy will be voted “FOR” approval and adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting.

At this time, the PFS Bancorp board of directors is not aware of any matters, other than as set forth above, that may be presented for action at the special meeting or any adjournment or postponement of the special meeting.  If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Vote Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of PFS Bancorp common stock entitled to vote at the special meeting, must be present in person or by proxy before any action may be taken at the special meeting.  Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

The affirmative vote of the holders of at least a majority of the outstanding PFS Bancorp common stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement on behalf of PFS Bancorp.  The affirmative vote of a majority of the votes cast on the matter at the special meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to stockholders for their consideration at the special meeting.

PFS Bancorp intends to count shares of PFS Bancorp common stock present in person at the special meeting but not voting, and shares of PFS Bancorp common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as present at the special meeting for purposes of determining whether a quorum exists.  Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding PFS Bancorp common stock, such nonvoting shares and abstentions will have the same effect as voting against the merger agreement.  Nonvoting shares and abstentions will have no effect on the proposal to adjourn the special meeting.  In addition, under applicable rules, brokers who hold shares of PFS Bancorp common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger agreement without specific instructions to that effect from such customers.  Accordingly, the failure of such customers to provide instructions with respect to their shares of PFS Bancorp common stock to their broker will have the same effect as voting against the merger agreement.  However, because of the vote required to approve the proposal to adjourn the special meeting, “broker non-votes” will have no effect on that proposal.  Such “broker non-votes,” if any, will be counted as a present for determining the presence or absence of a quorum for the transaction of business at the special meeting or any adjournment or postponement thereof.

The directors of PFS Bancorp have entered into stockholder agreements with Peoples Community Bancorp pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.  As of the record date for the special meeting, these individuals owned in the aggregate approximately 10.0% of the outstanding shares of PFS Bancorp common stock (exclusive of unexercised stock options).  See “Certain Beneficial Owners of PFS Bancorp Common Stock,” beginning on page 43 and “The Merger - Stockholder Agreements” on page 40.

As of the close of business on the record date for the special meeting, neither Peoples Community Bancorp nor, to the knowledge of Peoples Community Bancorp, any of its directors and executive officers, beneficially owned any shares of PFS Bancorp common stock.

Recommendations of the PFS Bancorp Board of Directors

The PFS Bancorp board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby.  The PFS Bancorp board believes that the merger is fair to and in the best interests of PFS Bancorp and its stockholders and unanimously recommends that you vote FOR approval of the merger agreement and the transactions contemplated thereby.  The PFS Bancorp board also unanimously recommends that you vote FOR approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the merger agreement.

Solicitation of Proxies

PFS Bancorp will pay for the costs of mailing this document to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors.  In addition to solicitation by mail, the directors, officers and employees of PFS Bancorp and its subsidiaries may solicit proxies from stockholders of PFS Bancorp in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement by PFS Bancorp for their actual expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of PFS Bancorp common stock held of record by such persons, and PFS Bancorp will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

THE MERGER

The following information describes the material aspects of the merger agreement and the merger.  This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement attached as Annex A.  You are urged to carefully read the merger agreement and the other annexes in their entirety.

The Parties

Set forth below is a brief description of the parties to the merger agreement.

•                                          PFS Bancorp, an Indiana corporation, is a unitary savings and loan holding company, which owns all of the outstanding common shares of Peoples Federal Savings Bank, a federally chartered savings bank.  Founded in 1887, Peoples Federal is a community and customer oriented stock savings bank organized under the laws of the United States.  Peoples Federal conducts business out of its main office located in Aurora, Indiana and two branch offices in Rising Sun and Vevay, Indiana.  Peoples Federal’s business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one-to four-family residential real estate, multi-family real estate and non-residential real estate, as well as consumer loans.  As of June 30, 2005, PFS Bancorp had total assets of $134.0 million, deposits of $90.5 million and stockholders’ equity of $20.6 million.

•                                          Peoples Community Bancorp, headquartered in West Chester, Ohio, is a Maryland corporation and registered bank holding company, which owns all of the issued and outstanding shares of Peoples Community Bank.  Peoples Community Bank is a federally chartered savings bank with 13 full service offices in Butler, Warren and Hamilton Counties in southwestern Ohio.  In addition, Peoples Community Bancorp’s previously announced acquisition of American State Corporation and its subsidiary, American State Bank, was completed in June, 2005, which added three banking offices located in Lawrenceburg, Aurora and Bright, Indiana, to the Peoples Community Bank branch network.  In addition to its ownership of Peoples Community Bank, Peoples Community Bancorp owns approximately 38.0% of the issued and outstanding shares of Columbia Bancorp, Inc., a closely held bank holding company located in Cincinnati, Ohio.  As of June 30, 2005, Peoples Community Bancorp had total assets of $991.6 million, deposits of $582.4 million and stockholders’ equity of $76.4 million.

Acquisition Structure

Subject to the terms and conditions set forth in the merger agreement, PFS Acquisition Corp., a newly-formed subsidiary of Peoples Community Bank, will be merged with and into PFS Bancorp.  Promptly following completion of the merger, PFS Bancorp, as the survivor of the merger with PFS Acquisition Corp., will be merged with and liquidated into Peoples Community Bank and Peoples Federal will be merged with and into Peoples Community Bank.

Merger Consideration

At the effective time of the merger, each share of PFS Bancorp common stock issued and outstanding immediately prior to the effective time (other than specified shares held by PFS Bancorp or Peoples Community Bancorp or as to which dissenters’ rights have been asserted and perfected under Indiana law) will be cancelled and converted automatically into the right to receive from Peoples Community Bancorp an amount equal to $23.00 in cash, without interest.

After the completion of the merger, holders of certificates that prior to the merger represented issued and outstanding shares of PFS Bancorp common stock will have no rights with respect to those shares except for the right to surrender the certificates for the merger consideration.  After the completion of the merger, holders of shares of PFS Bancorp common stock will have no continuing equity interest in PFS Bancorp or Peoples Community Bancorp and, therefore, will not share in future earnings, dividends or growth of PFS Bancorp or Peoples Community Bancorp.

Effective Time of the Merger

The merger will become effective when articles of merger are filed with the Secretary of State of the State of Indiana (or such later time as may be set forth in the articles of merger by the parties), which will not be done unless and until all conditions to the obligations of the parties to complete the merger are satisfied or waived where permissible.  See “Conditions to the Merger,” beginning on page28.  Although no assurance can be given in this regard, it is anticipated that the merger will become effective in the fourth quarter of 2005.

Background of the Merger

PFS Bancorp completed its initial public offering in October 2001 and since that time, the board of directors and management have reviewed PFS Bancorp’s strategic alternatives and long term goals, including among other things, remaining independent and continuing its strategy of internal growth, de novo branching, acquisitions of smaller institutions or branch offices or a strategic combination with a larger banking organization.  In the fall of 2004, PFS Bancorp began to consider the potential merits of a merger or other business combination in view of the changing landscape of the financial services industry due largely to continued consolidation and increasing competition with larger financial institutions who offered a broader array of financial products and services.

In late November 2004, PFS Bancorp had preliminary discussions with another financial institution regarding a strategic combination. In early December 2004, PFS Bancorp also contacted a mutual financial institution (the “mutual institution”) to determine its interest in a strategic combination.  These discussions with both financial institutions continued through December 2004.  On December 27, 2004, PFS Bancorp received a non-binding indication of interest from the mutual institution of $20.00 per share, with the merger consideration to be paid 50% cash and 50% stock in connection with a mutual to stock conversion of the mutual institution. At its meeting on January 5, 2005, the PFS Bancorp board reviewed the recent discussions and the terms of the non-binding indication of interest from the mutual institution and determined it was appropriate to seek the advice of an investment banking firm to further evaluate the various strategic alternatives available to PFS Bancorp, including the potential value of PFS Bancorp in a sale of control transaction.  On January 13, 2005, William L. Boyan of Sandler O’Neill, a nationally recognized investment banking firm, made a detailed presentation outlining the various strategic alternatives available to PFS Bancorp, including a possible sale or merger of PFS Bancorp. The presentation included a discussion of PFS Bancorp’s operations, the markets in which it competes, PFS Bancorp’s anticipated future financial performance as an independent company, financial institutions which might be interested in pursuing an acquisition of PFS Bancorp, the current mutual to stock environment and the pricing multiples in the mergers and acquisitions market for financial institutions that might be considered comparable to PFS Bancorp. The board did not take any further action at that time. On February 10, 2005, the Board authorized Mel E. Green, President of PFS Bancorp, to begin discussions with Sandler O’Neill regarding the engagement of Sandler O’Neill to serve as PFS Bancorp’s financial advisor in connection with any possible merger.  On February 16, 2005, the PFS Bancorp board authorized the engagement of Sandler O’Neill to act as its financial advisor and authorized Sandler O’Neill to contact selected potential merger parties to determine the interest of such parties in a possible strategic combination.

In March 2005, Sandler O’Neill initiated contact with a number of potential acquirers, and, following execution of confidentiality agreements with these parties, Sandler O’Neill provided such potential acquirors with a confidential information memorandum regarding PFS Bancorp. A total of 11 parties were contacted by Sandler O’Neill of which 6 executed confidentiality agreements and received the confidential memorandum.  In addition, Sandler O’Neill continued negotiations with the mutual institution.  Sandler O’Neill received four non-binding indications of interest, including a non-binding indication of interest from the mutual institution.

A meeting of PFS Bancorp’s board was held on April 14, 2005 in order to review each of the indications of interest received. Representatives of Sandler O’Neill and PFS Bancorp’s special counsel, Elias, Matz, Tiernan & Herrick L.L.P. were present at the meeting.  Sandler O’Neill made a presentation describing each proposal, including an analysis of the financial terms of each proposal as well as a financial analysis of each potential acquiror.  Elias, Matz, discussed the legal aspects of each proposal and the boards’ fiduciary duties with respect to the proposed transaction.  The offers ranged from $18-19 per share, with the merger consideration consisting primarily of acquiror stock, to Peoples Community Bancorp’s all cash offer of $24.00 per share. As a result of these discussions, the PFS Bancorp board determined to proceed with discussions with Peoples Community Bancorp and allow Peoples Community Bancorp to conduct a detailed due diligence review of PFS Bancorp. The board also authorized management to negotiate a definitive merger agreement for presentation to and consideration by the board.

On April 18, 2005 Peoples Community Bancorp began its due diligence review of PFS Bancorp. Concurrently, legal counsel for both PFS Bancorp and Peoples Community Bancorp, together with the parties and their representatives, negotiated the terms of the merger agreement and related documents.

On April 21, 2005, after completion of their due diligence review of PFS Bancorp, Peoples Community Bancorp informed Sandler O’Neill of a revised non-binding indication of interest of $23.00 per share in an all cash transaction.  Peoples Community Bancorp cited the higher than anticipated costs associated with the termination of PFS Bancorp’s data processing contract and PFS Bancorp’s defined benefit pension plan as reasons for its reduction in the $24.00 offer in its prior expression of interest.  The PFS Bancorp board met on the same day to discuss the revised offer and after extensive discussion, including the significant premium of Peoples Community Bancorp’s revised offer relative to the other non-binding indications of interest which PFS Bancorp had received, the board determined that it was in the best interests of PFS Bancorp and its shareholders to continue to negotiate a definitive agreement with Peoples Community Bancorp.

The parties continued to negotiate the terms of a definitive agreement and on April 30, 2005, the latest draft of the merger agreement and all related documents were delivered to each director of PFS Bancorp for review.

On May 4, 2005, the PFS Bancorp board held a special meeting to consider the proposed merger with Peoples Community Bancorp.  At this meeting, Sandler O’Neill made a detailed presentation to the board, including a financial analysis of the proposed merger.  In addition, Sandler O’Neill delivered its oral opinion concerning the fairness, from a financial point of view, of the proposed consideration to be received by PFS Bancorp’s shareholders as set forth in the merger agreement, which was later confirmed in writing.  Elias, Matz reviewed in detail with the board the terms of the merger agreement and related documents and matters.  The board considered the terms of the merger agreement, the potential advantages and risks associated with the merger, and the financial analyses of Sandler O’Neill.  Following discussion, by the unanimous vote of all directors, the board approved the merger agreement and the transactions contemplated by the merger agreement, authorized management to enter into the merger agreement and other related agreements and recommended that shareholders vote their shares in favor of approving the merger agreement.  Following the close of the financial markets on the afternoon of May 4, 2005, PFS Bancorp and Peoples Community Bancorp executed the merger agreement and related agreements and issued a joint press release publicly announcing the transaction.

Recommendation of the PFS Bancorp Board of Directors and Reasons for the Merger

The PFS Bancorp board has unanimously approved the merger agreement and unanimously recommends that PFS Bancorp stockholders vote “FOR” approval and adoption of the merger agreement.

The PFS Bancorp board has determined that the merger is fair to, and in the best interests of, PFS Bancorp and its stockholders.  In approving the merger agreement, the PFS Bancorp board consulted with Sandler O’Neill with respect to the financial aspects and fairness of the merger from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement.  In arriving at its determination, the PFS Bancorp board also considered a number of factors, including the following:

•                                          the board’s familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of PFS Bancorp;

•                                          the current and prospective environment in which PFS Bancorp operates, including national, regional and local economic conditions, the competitive environment for savings banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•                                          the financial presentation of Sandler O’Neill and the opinion of Sandler O’Neill that, as of the date of such opinion, the merger consideration of $23.00 in cash per share was fair, from a financial point of view, to the holders of PFS Bancorp common stock (see “Opinion of PFS Bancorp’s Financial Advisor,” beginning on page17);

•                                          the historical market prices of the PFS Bancorp common stock and the fact that the $23.00 per share merger consideration represented a 39.4% premium over the per share closing price of the PFS Bancorp common stock on the business day before the merger was announced and a 41.4% premium over the average per share closing prices of the PFS Bancorp common stock during the four-week period immediately preceding the merger announcement;

•                                          results that could be expected to be obtained by PFS Bancorp if it continued to operate independently, and the likely benefits to stockholders of continued independent operations, as compared with the value of the merger consideration being offered by Peoples Community Bancorp;

•                                          the ability of Peoples Community Bancorp to pay the aggregate merger consideration and to receive the requisite regulatory approvals in a timely manner;

•                                          the fact that the consideration to be received in the merger is cash, thus eliminating any uncertainty in valuing the merger consideration to be received by PFS Bancorp stockholders, and that this consideration would result in a fully-taxable transaction to PFS Bancorp stockholders;

•                                          the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, a provision which permits PFS Bancorp’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire PFS Bancorp, a provision providing for Peoples Community Bancorp’s payment of a termination fee to PFS Bancorp if the merger agreement is terminated under certain circumstances and a provision providing for PFS Bancorp’s payment of a termination fee to Peoples Community

Bancorp if the merger agreement is terminated under certain circumstances and the effect such termination fee could have on a third party’s decision to propose a merger or similar transaction to PFS Bancorp at a higher price than that contemplated by the merger with Peoples Community Bancorp;

•                                          the financial interests of the directors and executive officers of PFS Bancorp in the transaction that are in addition to their interests as stockholders;

•                                          the effects of the merger on PFS Bancorp’s depositors and customers and the communities served by PFS Bancorp; and

•                                          the effects of the merger on PFS Bancorp’s employees, including the prospects for employment with a growing organization such as Peoples Community Bancorp.

The discussion and factors considered by the PFS Bancorp board is not intended to be exhaustive, but includes all material factors considered.  In approving the merger agreement, the PFS Bancorp board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.

Opinion of PFS Bancorp’s Financial Advisor

By letter dated February 11, 2005, PFS Bancorp, Inc. retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with a second party.  Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill is acting as financial advisor to PFS Bancorp in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement.  At the May 4, 2005 meeting at which PFS Bancorp’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to PFS Bancorp’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.  Sandler O’Neill urges PFS Bancorp shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion.  The opinion was directed to the PFS Bancorp board and is directed only to the fairness of the merger consideration to PFS Bancorp shareholders from a financial point of view.  It does not address the underlying business decision of PFS Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to any PFS Bancorp shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its May 4, 2005 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)                                  the merger agreement;

(2)                                  certain publicly available financial statements and other historical financial information of PFS Bancorp that Sandler O’Neill deemed relevant;

(3)                                  certain publicly available financial statements and other historical financial information of Peoples Community Bancorp that Sandler O’Neill deemed relevant;

(4)                                  an internal budget for PFS Bancorp for the year ending December 31, 2005 furnished by and reviewed with senior management of PFS Bancorp and earnings growth estimates for the years thereafter;

(5)                                  internal financial projections for Peoples Community Bancorp for the years ending December 31, 2005 through 2008, furnished by and reviewed in discussions with senior management of Peoples Community Bancorp;

(6)                                  the pro forma financial impact of the merger on Peoples Community Bancorp’s capital ratios, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Peoples Community Bancorp and assuming the capital raising alternatives discussed with senior management of Peoples Community Bancorp;

(7)                                  the publicly reported historical price and trading activity for PFS Bancorp’s common stock, including the impact of the October 8, 2004 special dividend and a comparison of certain financial and stock market information for PFS Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded;

(8)                                  to the extent publicly available, the financial terms of certain recent business combinations in the savings institution industry;

(9)                                  the current market environment generally and the banking environment in particular; and

(10)                            such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of PFS Bancorp the business, financial condition, results of operations and prospects of PFS Bancorp and held similar discussions with certain members of senior management of Peoples Community Bancorp regarding the business, financial condition, results of operations and prospects of Peoples Community Bancorp.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by PFS Bancorp or Peoples Community Bancorp or their respective representatives, or that was otherwise reviewed by Sandler O’Neill and have assumed such accuracy and completeness for purposes of rendering the opinion.  Sandler O’Neill further relied on the assurances of management of PFS Bancorp and Peoples Community Bancorp that they were not aware of any facts or circumstances that would make any of the information provided by PFS Bancorp and Peoples Community Bancorp, respectively, inaccurate or misleading.  Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof.  Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PFS Bancorp or Peoples Community Bancorp or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals.  Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of PFS Bancorp or Peoples Community Bancorp nor has Sandler O’Neill reviewed any individual credit files relating to PFS Bancorp or Peoples Community Bancorp.  Sandler O’Neill assumed, with PFS Bancorp’s consent, that the respective allowances for loan losses for both PFS Bancorp and Peoples Community Bancorp are adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.  Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.  Sandler O’Neill also assumed, with PFS Bancorp’s consent, that there has been no material change in PFS Bancorp’s and Peoples Community Bancorp’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them and that PFS Bancorp and Peoples Community Bancorp will remain as going concerns for all periods relevant to its analyses.  Sandler O’Neill relied upon the advice PFS Bancorp received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

In rendering its May 4, 2005 opinion, Sandler O’Neill performed a variety of financial analyses.  The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion.  The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.  Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to PFS Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PFS Bancorp or Peoples Community Bancorp and the companies to which they are being compared.

The internal budgets and other projections used and relied upon by Sandler O’Neill in its analyses for PFS Bancorp and Peoples Community Bancorp were reviewed with the senior managements of PFS Bancorp and Peoples Community Bancorp who confirmed to Sandler O’Neill that those budgets and projections reflected the best currently available estimates and judgments of such managements of the future financial performance of PFS Bancorp and Peoples Community Bancorp, respectively.  The projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings relating to the merger used and relied upon by Sandler O’Neill in its analyses were reviewed with senior management of Peoples Community Bancorp and such management confirmed that those projections reflected the best currently available estimates and judgments of such management.  With respect to all budgets and projections used in its analyses, Sandler O’Neill assumed that financial performance reflected in those budgets and projections would be achieved.  Sandler O’Neill expressed no opinion as to such budgets or projections or the assumptions on which they were based.  These budgets and projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PFS Bancorp, Peoples Community Bancorp and Sandler O’Neill.  The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.  Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the PFS Bancorp board at the board’s May 4, 2005 meeting.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of PFS

Bancorp’s common stock or Peoples Community Bancorp’s common stock or the prices at which PFS Bancorp’s or Peoples Community Bancorp’s common stock may be sold at any time.

Summary of the Merger.  Sandler O’Neill reviewed the financial terms of the merger agreement.  Using the $23.00 cash price for each share of PFS Bancorp common stock and based upon per-share financial information for PFS Bancorp for the twelve months ended December 30, 2004, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/Last 12 months’ EPS	35.94	x
Transaction value/Book value per share (1)	165.11%
Transaction value/Tangible book value per share (2)	165.35%
Tangible book premium/ Core Deposits (3)	19.60%
Transaction value/Market Value (4)	39.39%

(1)          Total equity / total assets of 15.82% at December 31, 2004.

(2)          Tangible equity / tangible assets of 15.80% at December 31, 2004.

(3)          Assumes core deposits of $67.7 million, which excludes jumbo deposits totaling $19.3 million.

(4)          Based on PFS Bancorp’s closing stock price of $16.50 on May 2, 2005.

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share.  The aggregate transaction value was approximately $33.8 million, based upon 1,473,728 shares (less the 39,541 RRP shares that were not granted) of PFS Bancorp common stock outstanding, and including the intrinsic value of options to purchase 79,316 shares of PFS Bancorp common stock at a weighted average strike price of $13.22.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information for PFS Bancorp with the following group of savings institutions located in Indiana, Illinois and Ohio selected by Sandler O’Neill:

ASB Financial Corporation

Blue River Bancshares, Inc.

Central Federal Corporation

Community Investors Bancorp, Inc.)

FFD Financial Corporation

First BancTrust Corporation

First Niles Financial, Inc.

Home City Financial Corporation

Home Loan Financial Corporation

Northeast Indiana Bancorp, Inc.

Peoples-Sidney Financial Corporation

The analysis compared publicly available financial and market trading information for PFS Bancorp as of and for the twelve-month period ended December 31, 2004 and the data for the comparable peer group as of and for the twelve-month period ended March 31, 2005 (unless noted otherwise below).  The table below compares the data for PFS Bancorp as of and for the twelve-month period ended December 31, 2004 and the median data for the comparable peer group as of and for the twelve-month period ended March 31, 2005 (unless noted otherwise below) with pricing data as of May 2, 2005.

Comparable Group Analysis

PFS Bancorp	Peer Group Median
Total Assets (in millions)	$129.8	$154.0
Tangible Equity/Tangible Assets	15.80%	11.32%
Intangible Assets/Total Equity	0.17%	0.00%
Net Loans/Total Assets	88.38%	80.19%
Gross Loans/Total Deposits	132.86%	109.55%
Total Borrowing/Total Assets	16.18%	19.59%
NPAs/Assets	0.23%	0.75%
LLR/Gross Loans	0.72%	0.77%
Net Interest Margin	3.22%	3.29%
Non-Interest Income/Average Assets	0.40%	0.45%
Fees/Revenues (NonII / NonII+NII)	11.14%	12.30%
Non-Interest Expense/Average Assets	2.32%	2.46%
Efficiency Ratio (NonIE / NonII+NII)	64.48%	71.60%
LTM Return on Average Assets	0.72%	0.57%
LTM Return on Average Equity	3.60%	5.64%
Price/Book Value	118.45%	113.32%
Price/Tangible book value	118.65%	116.08%
Price/LTM Earnings Per Share	25.78	x	18.51	x
Dividend Payout Ratio	46.87%	51.16%
Dividend Yield	1.82%	2.87%
Market Capitalization (in millions)	$24.3	$22.1

(1) The data for Blue River Bancshares, Inc, Community Investors Bancorp, Inc. and First BancTrust Corporation used in this analysis is as of and for the twelve month period December 31, 2004.

Stock Trading History.  Sandler O’Neill reviewed the history of the reported trading prices and volume of PFS Bancorp’s common stock for the three-year period ended May 2, 2005. Sandler O’Neill compared the relationship between the movements in the prices of PFS Bancorp’s common stock to movements in the prices of the NASDAQ Bank Index, the S&P 500 Index, the S&P Bank Index and the weighted average (by market capitalization) performance of the composite peer group of publicly traded savings institutions selected by Sandler O’Neill.  The composition of the peer group for PFS Bancorp is discussed under “Comparable Company Analysis” below.

During the period of May 2, 2002 through early October 2004, PFS Bancorp common stock generally outperformed the NASDAQ Bank Index, the S&P Bank Index and the S&P 500

and generally traded on par with its peer composite group.  On October 8, 2004, PFS Bancorp announced a special dividend of $5 per share which resulted in an adjustment to its stock price.  Thereafter, PFS Bancorp common stock generally performed in-line with its peer group and the NASDAQ Bank Index, performed on par with the S&P Bank Index, and outperformed the S&P 500.

PFS Bancorp’s Stock Performance

	Beginning Index Value	Ending Index Value
	May 2, 2002	May 2, 2005
PFS Bancorp	100.00%	112.42	%(1)
Composite Peer Group	100.00	130.93
NASDAQ Bank Index	100.00	118.07
S&P 500 Index	100.00	107.15
S&P Bank Index	100.00	115.88

(1) Includes the impact of the $5 per share special dividend announced on October 8, 2004.

Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the net present value per share through December 31, 2008 of PFS Bancorp common stock under various circumstances and assuming PFS Bancorp performs in accordance with management’s budget for 2005.  For years after 2005, Sandler O’Neill assumed an annual growth rate of earnings per share of approximately 3%.  To approximate the terminal value of PFS Bancorp’s common stock at December 31, 2008, Sandler O’Neill applied price/earnings multiples ranging from 15.0x to 30.0x and multiples of tangible book value ranging from 100% to 200%.  The terminal values were then discounted to present values using different discount rates ranging from 8.2% to 14.2% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PFS Bancorp common stock.  As illustrated in the following tables, this analysis indicated an imputed range of values per share for PFS Bancorp common stock of $6.57 to $14.86 when applying the price/earnings multiples and $10.89 to $25.30 when applying multiples of tangible book value.

Present Value Per Share – Based on Price/Earnings; Net Present Value for Period Ending December 31, 2008 (1)

Discount Rate	15.0x	19.2x	21.0x	25.8x	27.0x	30.0x

8.2%	8.03	9.94	10.76	12.94	13.50	14.86

9.2%	7.76	9.59	10.39	12.49	13.03	14.34

10.2%	7.50	9.27	10.04	12.06	12.58	13.85

11.2%	7.25	8.96	9.70	11.65	12.15	13.38

12.2%	7.01	8.66	9.38	11.26	11.74	12.92

13.2%	6.79	8.37	9.07	10.88	11.35	12.49

14.2%	6.57	8.10	8.77	10.52	10.97	12.07

(1) The 19.2x LTM EPS multiple represents the median of the Midwest Savings Institution multiples; the 25.78x LTM EPS multiple represents the multiple at which PFS Bancorp currently trades.

Present Value Per Share – Based on Tangible Book Value; Net Present Value for Period Ending December 31, 2008

Discount Rate	100%	120%	140%	160%	180%	200%

8.2%	13.39	15.77	18.16	20.54	22.92	25.30

9.2%	12.93	15.22	17.52	19.81	22.11	24.40

10.2%	12.48	14.70	16.91	19.12	21.34	23.55

11.2%	12.06	14.19	16.33	18.46	20.60	22.73

12.2%	11.65	13.71	15.77	17.83	19.89	21.95

13.2%	11.26	13.25	15.24	17.22	19.21	21.20

14.2%	10.89	12.81	14.73	16.65	18.56	20.48

Analysis of Selected Merger Transactions.    Sandler O’Neill reviewed the 42 merger transactions announced in the United States (the “Nationwide Group”) from January 1, 2004 through May 2, 2005 involving savings institutions with announced transaction values greater than $15 million.  Sandler O’Neill also separately reviewed the 12 merger transactions announced from January 1, 2004 through May 2, 2005 involving savings institutions in the Midwest (the “Midwest Group”) with announced transaction values greater than $15 million.  Sandler O’Neill reviewed the following multiples:  transaction price at announcement to last twelve months’ EPS, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and premium to current market price. Sandler O’Neill computed a high, low, mean, and median multiple and premium for the transactions.  The median multiples from the Midwest Group and the median multiples for the Nationwide Group were applied to PFS Bancorp’s financial information as of and for the twelve months ended December 31, 2004.  As illustrated in the following table, Sandler O’Neill derived imputed ranges of values per share for PFS Bancorp’s common stock of $15.73 to $23.59 based upon the median multiples for the savings institutions in the Midwest Group and $14.43 to $26.86 based upon the median multiples for savings institution transactions in the Nationwide Group.

Comparable Transaction Multiples

	Median Midwest Group Multiple		Implied Value		Median Nationwide Group Multiple		Implied Value

Transaction price/LTM EPS	24.54	x	$15.73	(1)	22.52	x	$14.43	(1)

Transaction price/Book value	165.78%		$23.09	(2)	181.39%		$25.27	(2)

Transaction price/Tangible book value	169.62%		$23.59	(2)	193.14%		$26.86	(2)

Tangible book premium/Core deposits (4)	19.63%		$23.02	(3)	18.82%		$22.55	(3)

Market Premium	14.94%		$18.97	(4)	14.94%		$18.97	(4)

(1)          Based on 1,399,530 LTM average diluted shares outstanding as of December 31, 2004.

(2)          Based on 1,473,728 common shares outstanding as of December 31, 2004.

(3)          Assumes PFS Bancorp’s total core deposits are $67.7 million (assumes 22.15% of total deposits are non-core deposits). Tangible book premium/core deposits is calculated by dividing the excess of the aggregate transaction value of $33.4 million over tangible book value by core deposits.

(4)          Based on the closing price of PFS Bancorp’s common stock of $16.50 on May 2, 2005.

Pro Forma Merger Analysis.  Sandler O’Neill analyzed the potential pro forma effects of the merger on Peoples Community Bancorp’s capital ratios, assuming the following: (1) the merger closes fourth quarter 2005, (2) 100% of the PFS Bancorp shares are each exchanged for $23.00 in cash, (3) the purchase accounting adjustments, charges, transaction costs and cost savings associated with the merger determined by the senior management of Peoples Community Bancorp, and (4) all options are exchanged for cash.  This analysis indicated that, at December 31, 2005, Peoples Community Bancorp’s capital ratios would be as follows:

Equity/Assets	7.24%
Tangible Equity/Tangible Assets	4.98%
Core Capital/Adjusted Tangible Assets	7.50%
Total Capital	12.77%

PFS Bancorp has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $337,620.11, of which $134,405.03 has been paid and the balance of which is contingent, and payable, upon closing of the merger.   Sandler O’Neill has also received a fee of $50,000 for rendering its opinion.  PFS Bancorp has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

In the ordinary course of our business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to PFS Bancorp and Peoples Community Bancorp and their affiliates.  Sandler O’Neill may also actively trade the debt and/or equity securities of PFS Bancorp or Peoples Community Bancorp or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Treatment of Stock Options

At the effective time of the merger, each outstanding and unexercised option to purchase shares of PFS Bancorp common stock issued under the PFS Bancorp stock option plan, whether or not then vested and exercisable, will be terminated and each holder will be entitled to receive in consideration for such option a cash payment from Peoples Community Bancorp at the closing in an amount equal to the difference between $23.00 and the per share exercise price of the option, multiplied by the number of shares covered by the option, less any required tax withholdings.

Surrender of Stock Certificates; Payment for Shares

Prior to the completion of the merger, Peoples Community Bancorp shall appoint an exchange agent for the benefit of the holders of shares of PFS Bancorp common stock in connection with the merger.  At or prior to the effective time of the merger, Peoples Community Bancorp will deliver to the exchange agent an amount of cash equal to the aggregate merger consideration.

Within five business days following the completion of the merger, the exchange agent will mail to each holder of record of shares of PFS Bancorp common stock a letter of transmittal disclosing the procedure for exchanging certificates representing shares of PFS Bancorp common stock for the merger consideration.  After the effective time, each holder of a certificate representing shares of issued and outstanding PFS Bancorp common stock (except for certain shares held by PFS Bancorp or Peoples Community Bancorp) will, upon surrender to the exchange agent of a certificate for exchange together with a properly completed letter of transmittal, be entitled to receive $23.00 in cash, without interest, multiplied by the number of shares of PFS Bancorp common stock represented by the certificate.  No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the certificate.

Any portion of cash delivered to the exchange agent by Peoples Community Bancorp that remains unclaimed by the former stockholders of PFS Bancorp for six months after the effective time will be delivered to Peoples Community Bancorp.  Any stockholders of PFS Bancorp who have not exchanged their certificates as of that date may look only to Peoples Community Bancorp for payment of the merger consideration.  However, neither Peoples Community Bancorp nor any other entity or person shall be liable to any holder of shares of PFS Bancorp common stock for any consideration paid to a public official in accordance with applicable abandoned property, escheat or similar laws.

Board of Directors’ Covenant to Recommend the Merger Agreement

The merger agreement requires the PFS Bancorp board of directors to recommend the approval and adoption of the merger agreement by the PFS Bancorp stockholders.  The PFS Bancorp board of directors is permitted to withdraw, modify or change in a manner adverse to Peoples Community Bancorp its recommendation to the PFS Bancorp stockholders with respect to the merger agreement and the merger only if after consultation with its outside legal counsel, the board of directors determines that failing to take such action, in response to an acquisition proposal (as defined in the merger agreement), would constitute a breach of its fiduciary duties under applicable law.

No Solicitation

The merger agreement provides that PFS Bancorp, Peoples Federal and their directors and officers will not, and will direct their employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or facilitate any acquisition proposal with a party other than Peoples Community Bancorp.  The term “acquisition proposal” is generally defined in the merger agreement as any merger, reorganization, share exchange, consolidation or similar transaction with respect to all or substantially all of the assets of PFS Bancorp or more than 9.9% of the outstanding common stock of PFS Bancorp.  PFS Bancorp and Peoples Federal have further agreed that they, and their respective directors and officers, will not directly or indirectly engage in any negotiations with, have any discussions with or provide any information to any person regarding an acquisition proposal.

The merger agreement allows PFS Bancorp to furnish information to, and negotiate and engage in discussions with, any person that delivers an unsolicited bona fide written acquisition proposal or recommend such acquisition proposal to PFS Bancorp’s stockholders after the date of the merger agreement, if:

•                                        the board of directors of PFS Bancorp determines in good faith after consultation with its outside legal counsel, the such action would be required in order for such directors to comply with their fiduciary duties under applicable law and, with respect to PFS Bancorp’s ability to recommend an acquisition proposal to its stockholders, after consultation with its financial advisor, the board of directors determines in good faith that such acquisition is reasonably likely to be completed and result in a proposal that is more favorable to PFS Bancorp’s stockholders from a financial point of view than the merger with Peoples Community Bancorp; and

•                                        prior to furnishing any information to that person, PFS Bancorp has entered into a confidentiality agreement with that person.

PFS Bancorp is required to promptly notify Peoples Community Bancorp if PFS Bancorp receives any acquisition proposals and communicate to Peoples Community Bancorp the terms of such proposals.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of conditions set forth in the merger agreement or, to the extent permitted by law, the waiver of those conditions by the party entitled to do so, at or before the effective time of the merger.

The closing of the merger will occur only if, among other things:

•                                          the merger shall have received all necessary regulatory approvals, and none of such approvals shall contain or be subject to any term or condition which would materially impair the value of PFS Bancorp and Peoples Federal to Peoples Community Bancorp or materially adversely affect the terms of the merger as they relate to the stockholders of PFS Bancorp;

•                                          all corporate action necessary to authorize the execution and delivery of the merger agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken by the respective parties; and

•                                          no order, judgment or decree shall be outstanding which would have the effect of preventing completion of the merger, and no suit action or other proceeding shall have been threatened, instituted or pending which seeks to restrain or prohibit the merger or obtain other substantial monetary or other relief against one of the parties to the merger agreement.

The obligations of Peoples Community Bancorp and Peoples Community Bank to consummate the merger is subject to, among other things, the following conditions:

•                                          Each of the obligations of PFS Bancorp and Peoples Federal required to be performed by them at or prior to the closing pursuant to the merger agreement shall have been duly performed and complied with in all material respects and PFS Bancorp’s and Peoples Federal’s representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and also as of the effective time, subject to conditions in the merger agreement, including that the condition shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be true and correct would have, individually or in the aggregate, a material adverse effect on PFS Bancorp and Peoples Federal as a whole.

The obligation of PFS Bancorp and Peoples Federal to consummate the merger is subject to, among other things, the following conditions:

•                                          Each of the obligations of Peoples Community Bancorp and Peoples Community Bank required to be performed by them at or prior to the closing pursuant to the merger agreement shall have been duly performed and complied with in all material respects and Peoples Community Bancorp’s and Peoples Community Bank’s representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and also as of the effective time, subject to conditions in the merger agreement, including that the condition shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be true and correct would have, individually or the aggregate, a material adverse effect on Peoples Community Bancorp and Peoples Community Bank taken as a whole.

Representations and Warranties of PFS Bancorp and Peoples Community Bancorp

PFS Bancorp and Peoples Community Bancorp each has made representations and warranties to the other with respect to, among other things:

•                                          corporate organization and existence;

•                                          corporate authority and power to enter into the merger agreement and the completion of the transactions contemplated by the merger agreement;

•                                          pending or threatened legal proceedings;

•                                          the truth and accuracy of information included in this proxy statement;

•                                          compliance with applicable laws;

•                                          the accuracy of their financial statements; and

•                                          broker’s fees.

PFS Bancorp has also made additional representations and warranties to Peoples Community Bancorp with respect to:

•                                          its stock capitalization;

•                                          its subsidiaries;

•                                          the absence of certain changes or events;

•                                          the filing of tax returns and the payment of taxes;

•                                          employee benefit plans and the administration of these plans;

•                                          filings with the Securities and Exchange Commission;

•                                          deposit insurance and other banking regulatory matters;

•                                          material agreements and contracts;

•                                          title to owned properties;

•                                          insurance;

•                                          environmental matters;

•                                          allowance for loan losses and real estate owned;

•                                          minute books;

•                                          affiliate transactions;

•                                          the required vote of stockholders of PFS Bancorp to approve the merger and the inapplicability of anti takeover statements; and

•                                          PFS Bancorp’s receipt of a fairness opinion from Sandler O’Neill & Partners, L.P.

Peoples Community Bancorp has made an additional representation and warranty to PFS Bancorp that it will have sufficient cash available as of the effective time of the merger in order to pay the merger consideration of $23.00 per share to the stockholders of PFS Bancorp.

Conduct Pending the Merger

The merger agreement contains covenants of PFS Bancorp and Peoples Community Bancorp pending the completion of the merger, including covenants regarding the conduct of PFS Bancorp’s business.  These covenants are briefly described below.

PFS Bancorp has agreed that it will, and will cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization, keep available the services of its employees and preserve the goodwill of its customers and others with whom business relationships exists.

Further, except as otherwise provided in the merger agreement, during the period from May 4, 2005, the date of the merger agreement, to the completion of the merger, PFS Bancorp has agreed that neither it nor its subsidiaries will take certain actions, or agree to take certain actions, unless permitted to by Peoples Community Bancorp or permitted to or required by the merger agreement.  These include:

•                                          change any provision of their articles of incorporation, bylaws or other similar governing documents;

•                                          except for the issuance of PFS Bancorp common stock according to the present terms of stock options which are outstanding (1) change the number of shares of its authorized or issued capital stock, (2) issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of PFS Bancorp or its subsidiaries, or any securities convertible into shares of such capital stock, or (3) split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

•                                          declare, set aside or pay any dividend or other distribution in respect of its capital stock or the stock of any of its subsidiaries, other than dividends to PFS Bancorp from a subsidiary of PFS Bancorp, or regular quarterly cash dividends on PFS Bancorp’s common stock at a rate of $0.075 per share;

•                                          (1) grant any severance or termination pay (other than pursuant to binding contracts of PFS Bancorp previously disclosed to Peoples Community Bancorp), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants; or (2) with certain exceptions, award any increase in compensation or benefits to its directors, officers, employees or consultants;

•                                          (1) enter into or modify any benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of PFS Bancorp’s directors, officers or employees, other than certain changes as may be required by law or the merger agreement; or (2) make any contributions to any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;

•                                          purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in ordinary course of business consistent with past practice;

•                                          make any capital expenditure in excess of $5,000 other than pursuant to binding commitments existing on the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair;

•                                          file any applications or make any contract with respect to branching or site location;

•                                          (1) make any material change in accounting methods or practices, other than changes required by generally accepted accounting principles, or (2) change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations or the merger agreement;

•                                          change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

•                                          enter into any futures contract option or other agreement to hedge its exposure to interest rate fluctuations;

•                                          except as set forth in the merger agreement, incur any liability for borrowed funds or place upon or permit any lien or encumbrance upon any of its properties or assets;

•                                          acquire any business or entity;

•                                          engage in any transaction with an affiliate;

•                                          discharge or satisfy any material lien, charge or encumbrance or pay any material obligation or liability other than at scheduled maturity or in the ordinary course of business;

•                                          enter into or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

•                                          invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds;

•                                          take any action that would result in any of its representations and warranties not being true and correct in any material respect at the effective time of the merger; or

•                                          enter into any agreement, settlement or arrangement that will permit or release a borrower from any liability or obligations other than for full payment.

The merger agreement contains additional covenants of PFS Bancorp, Peoples Federal, Peoples Community Bancorp and Peoples Community Bank concerning, among other things:

•                                          keeping the respective parties advised of material corporate developments or events;

•                                          providing Peoples Community Bancorp and its representatives with access to the offices, personnel, agreements and books and records of PFS Bancorp and Peoples Federal,

•                                          the respective parties’ obligation to keep certain information and documents confidential;

•                                          the preparation and filing of all applications or other documents required to obtain the requisite regulatory approvals and/or consents; and

•                                          taking all steps necessary for PFS Bancorp to duly call, give notice of and convene a meeting of its stockholders as soon as reasonably practicable and recommend that stockholders of PFS Bancorp approve the merger agreement, unless the board of directors of PFS Bancorp makes a good faith determination, upon consideration of advice of legal counsel, that such a recommendation would breach their fiduciary duties under Indiana law.

Extension, Waiver and Amendment of the Merger Agreement

At any time prior to the completion of the merger, whether before or after approval of the merger by PFS Bancorp’s stockholders, Peoples Community Bancorp and PFS Bancorp may, to the extent permitted by law:

•                                          amend the merger agreement;

•                                          extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement;

•                                          waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•                                          waive compliance with any agreements or conditions contained in the merger agreement, except that after the approval of the merger by PFS Bancorp’s stockholders, there may not be any amendment to the merger agreement (without further approval by the stockholders) which modifies the amount of merger consideration to be delivered to stockholders of PFS Bancorp,

Termination of the Merger Agreement

The merger agreement may be terminated in writing prior to the completion of the merger by:

•              the mutual consent of the parties to the agreement;

•                                          by Peoples Community Bancorp or PFS Bancorp if:

•                                          the merger is not completed by February 28, 2006, or

•                                          PFS Bancorp’s stockholders fail to adopt the merger agreement,

provided that the failure is not due to the failure of the party seeking to terminate the merger agreement;

•                                          by Peoples Community Bancorp or PFS Bancorp upon written notice to the other 30 or more days after the date upon which any application for any necessary regulatory or governmental approval has been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or if any such applications are approved contingent upon the satisfaction of any condition or requirement which would intentionally impair the value of PFS Bancorp and Peoples Federal to Peoples Community Bancorp or would materially adversely affect the terms of the merger as they relate to the stockholders of PFS Bancorp;

•                                          by Peoples Community Bancorp or Peoples Community Bank on the one hand or PFS Bancorp or Peoples Federal on the other hand, if there has been a breach by the other party of any representation or warranty or in the observance of its covenants and agreements contained in the merger agreement in either case which would have a material adverse effect on the party seeking to terminate or upon the consummation of the merger, provided such breach has not been cured within thirty (30) days of receipt of written notice of such breach;

•                                          by Peoples Community Bancorp, prior to the PFS Bancorp special meeting of stockholders, if:

•                                          PFS Bancorp breaches its agreement not to initiate, solicit or encourage an acquisition proposal, as defined, for PFS Bancorp or otherwise facilitates an acquisition proposal by a party other than Peoples Community Bancorp, with certain exceptions;

•                                          PFS Bancorp’s board of directors fails to recommend that stockholders approve the merger or withdraws or modifies such recommendation in a manner adverse to Peoples Community Bancorp; or

•                                          PFS Bancorp fails to convene and hold a meeting of its stockholders to approve the merger agreement with Peoples Community Bancorp;

•                                          by Peoples Community Bancorp, if a party other than Peoples Community Bancorp commences a tender offer for more than 15% of the outstanding common stock of PFS Bancorp and the Board of directors of PFS Bancorp recommends that its stockholders accept such tender offer or does not recommend that stockholders reject such tender offer; or

•                                          by PFS Bancorp or Peoples Community Bancorp in the event that PFS Bancorp decides to accept an acquisitions proposal, as defined, from a party other than Peoples Community Bancorp.

Termination Fee

As a material inducement to Peoples Community Bancorp to enter into the merger agreement, PFS Bancorp agreed to pay Peoples Community Bancorp a fee of $1.35 million if:

•                                          Peoples Community Bancorp terminates the merger agreement because PFS Bancorp breaches its agreement not to solicit or facilitate an acquisition proposal by a party other than Peoples Community Bancorp, the board of directors of PFS Bancorp does not recommend to its stockholders that the merger agreement be approved or withdraws or modifies its recommendation in a manner which is adverse to Peoples Community Bancorp, or PFS Bancorp fails to convene and hold its special meeting of stockholders to approve the merger agreement;

•                                          Peoples Community Bancorp terminates the merger agreement because another party commences a tender offer for more than 15% of the common stock of PFS Bancorp and the board of directors of PFS Bancorp recommends that its stockholders accept such tender offer or does not recommend that stockholders reject such tender offer;

•                                          either PFS Bancorp or Peoples Community Bancorp terminates the merger agreement after PFS Bancorp decides to accept an acquisition proposal, as defined, from a party other than Peoples Community Bancorp; or

•                                          after an acquisition proposal, as defined, for PFS Bancorp by a party other than Peoples Community Bancorp has been publicly announced or made known to the board of directors or senior management of PFS Bancorp, and

•                                          Peoples Community Bancorp terminates the merger agreement because PFS Bancorp materially breaches any of its representations, warranties or covenants in the merger agreement which breach has not been cured in the 30-day period; or

•                                          the merger agreement is terminated by either Peoples Community Bancorp or PFS Bancorp because the merger has not been completed by February 28, 2006 or if the stockholders of PFS Bancorp fail to approve the merger agreement.

As a material inducement to PFS Bancorp to enter into the agreement, Peoples Community Bancorp agreed to pay PFS Bancorp a fee of $1.35 million if the merger agreement is terminated because the required regulatory approvals are not received on or before February 28, 2006, provided that the failure to receive such regulatory approvals is due solely to the failure of Peoples Community Bank to attain or maintain core or risk-based regulatory capital of 7.5% and 12.0%, respectively, and provided further that such failure is not either a result of any breach of the merger agreement by PFS Bancorp or Peoples Federal or a consequence of facts or circumstances relating to PFS Bancorp or Peoples Federal.

Expenses

The merger agreement provides that, as a general matter, each party will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, provided that in the event that the merger agreement is terminated due to a willful breach of any representations, warranty or covenant, the party committing such breach shall be liable to the other party for the amount of $300,000 plus the reasonable expenses incurred by the other party in connection with the merger agreement.

In certain circumstances, however, Peoples Community Bancorp and PFS Bancorp may be required to pay a termination fee to the other, as discussed above under “Termination Fee.”

Interests of Certain Persons in the Merger

Some members of PFS Bancorp’s management and board of directors may have interests in the merger that are in addition to or different from the interests of PFS Bancorp’s stockholders.  PFS Bancorp’s board of directors was aware of these interests and considered them in approving the merger agreement.

PFS Bancorp Stock Options.  As of September 9, 2005, PFS Bancorp’s directors and executive officers held options to purchase in the aggregate 67,844 shares of common stock under PFS Bancorp’s stock option plan 21,139 of which are vested and exercisable and 46,705 of which are not presently vested or exercisable.  Each director and executive officer will receive payment for their stock options as described earlier in this proxy statement.  The aggregate value of the payout for the previously unvested portion of these stock options will be approximately $776,000.  See “Treatment of Stock Options.”

PFS Bancorp Employee Stock Ownership Plan.  As of September 9, 2005, PFS Bancorp’s employee stock ownership plan held 73,002 shares of common stock which were pledged as collateral for the remaining $730,020 loan to PFS Bancorp’s employee stock ownership plan.  Participants in PFS Bancorp’s employee stock ownership plan will become fully vested in their accounts and the employee stock ownership plan will be terminated upon completion of the merger.  At the time of termination, the loan will be repaid with the cash received by the employee stock ownership plan in the merger.  Based on the number of unallocated shares and the loan balance as of September 9, 2005, the employee stock ownership plan will have approximately $2.8 million of cash after repayment of the employee stock ownership plan loan, which cash will be allocated to the participants in accordance with the terms of the employee stock ownership plan and distributed to participants following receipt of a favorable determination letter from the Internal Revenue Service.

Employment Agreement.  The merger agreement provides that, prior to the time that the merger is completed, PFS Bancorp and Peoples Federal will enter into a new employment agreement with Mel E. Green, the current President and Chief Executive Officer of PFS Bancorp and Peoples Federal.  The employment agreement with Mr. Green will have a term of three years, provide for an annual base salary of $85,000 and must be mutually acceptable to Peoples Community Bancorp and Peoples Community Bank.

Deferred Compensation Plan.  Peoples Community Bancorp has agreed to honor the terms of the Peoples Federal Executive Officers and Directors Deferred Compensation Plan.  Under the terms of the deferred compensation plan, upon completion of the merger, each of the directors of PFS Bancorp and Mr. Stuart Suggs, Chief Operating Officer and Chief Financial Officer, will be entitled to a cash payment of $178,000 in satisfaction of all obligations under the deferred compensation plan.  Peoples Community Bancorp has agreed with Messrs. Moeller ad Petty to defer their payments under the deferred compensation plan until their 70th birthday.

Retiree Benefits.  In the merger agreement, Peoples Community Bancorp has agreed to honor Peoples Federal’s obligation to provide lifetime medical benefits to certain identified employees and director Gilbert Houze under Peoples Federal’s retiree medical benefits policy.

Advisory Board.  Upon completion of the merger, Peoples Community Bank has agreed to appoint each of the directors of PFS Bancorp, except Mel E. Green, to an Advisory Board to Peoples Community Bank.  The Advisory Board will be maintained for a period of three years and the members will be paid monthly fees of approximately $1,500 for each Advisory Board meeting attended and will be reimbursed for 80% of the premium cost for the Medicare B supplement for the Advisory Board member and his spouse during the three-year period.

Protection of Directors, Officers and Employees Against Claims.  In the merger agreement, Peoples Community Bancorp has agreed to indemnify PFS Bancorp’s directors and officers after the completion of the merger to the fullest extent permitted under Indiana law and PFS Bancorp’s current articles of incorporation and bylaws.  Peoples Community Bancorp also has agreed to maintain, for a period of three years after the effective time of the merger, PFS Bancorp’s current directors’ and officers’ liability insurance policies, or equivalent substitute policies, provided that the cost of such insurance coverage does not exceed 150% of the current annual cost.

Employee Benefit Matters

The merger agreement provides that our employees who remain employed by Peoples Community Bancorp or its subsidiaries after the effective time of the merger will be eligible to participate in the benefit plans of Peoples Community Bancorp that are generally available to employees performing similar services for Peoples Community Bancorp, subject to the terms and provisions of the benefit plans.  Peoples Community Bancorp may also determine to continue PFS Bancorp’s benefit plans for transferred employees or merge such plans with Peoples Community Bancorp’s benefit plans.  Continuing employees will receive credit for years of service with PFS Bancorp for purposes of determining eligibility for participation, vesting and other benefits, but not for purposes of benefit accrual of pension benefits.

Peoples Community Bancorp also has agreed in the merger agreement to create a retention bonus pool to provide cash bonuses to eligible employees, as identified by Peoples Community Bancorp in consultation with PFS Bancorp, in order to help retain key employees.  In addition, any employees of Peoples Federal at the time of the merger whose employment is terminated within six months of the effective time of the merger (other than termination for cause) will be entitled to receive two weeks of severance pay for each year of service up to a maximum of 26 weeks severance pay.

Regulatory Approvals

In connection with the merger, PFS Bancorp and Peoples Community Bancorp will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

•                                          filing of articles of merger with the Secretary of State of the State of Indiana in accordance with the Indiana Business Corporation Law after the approval of the merger agreement by PFS Bancorp’s shareholders; and

•                                          filing applications for approval of the acquisition of PFS Bancorp by Peoples Community Bancorp with the Office of Thrift Supervision and the Board of Governors of the Federal Reserve System; and

•                                          filing applications for approval of the merger of Peoples Federal and Peoples Community Bank with the Office of Thrift Supervision.

Each of these regulatory filings has been submitted to the appropriate regulator.  Although we do not know of any reason why we would not obtain these regulatory approvals in a timely manner, we cannot be certain of when we will obtain them or that we will obtain them at all.

Material Federal Income Tax Consequences

The following discussion is a general summary of the material United States federal income tax consequences of the merger.  This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations promulgated by the United States Treasury Department, judicial authorities and current rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect.  This discussion assumes that PFS Bancorp common stock is held as a capital asset by each holder and does not address all aspects of federal income taxation that might be relevant to particular holders of PFS Bancorp common stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold PFS Bancorp common stock as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than United States dollars or individual persons who have received PFS Bancorp common stock as compensation or otherwise in connection with the performance of services.  Further, this discussion does not address state, local or foreign tax consequences of the merger.

The receipt of cash in exchange for shares of PFS Bancorp common stock in the merger will generally be a taxable transaction for federal income tax purposes.  Each holder’s gain or loss per share will be equal to the difference between the per share cash consideration and the holder’s adjusted tax basis per share in PFS Bancorp common stock.  A holder’s gain or loss from the exchange will be a capital gain or loss.  This gain or loss will be long-term if the holder has held PFS Bancorp common stock for more than 12 months prior to the merger.  Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 15%.  Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 per year of ordinary income ($1,500 in the case of married individuals filing separate returns).  In the case of individuals and other non-corporation taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

A holder of PFS Bancorp common stock may be subject to backup withholding at the rate of 28% with respect to payments of cash consideration received pursuant to the merger, unless the holder (a) provides a correct taxpayer identification number, or TIN, in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact.  To prevent the possibility of backup federal income tax withholding, each holder must provide the disbursing agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9.  A holder of PFS Bancorp common stock who does not provide the disbursing agent with his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding.  Any amount withheld will be creditable against the holder’s federal income tax liability.  PFS Bancorp (or its agent) will report to the holders of PFS Bancorp common stock and the Internal Revenue Service the amount of any “reportable payments,” as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

The foregoing discussion is for general information only and is not a complete description of all of the potential tax consequences that may occur as a result of the merger.  Regardless of your particular situation, you should consult your own tax advisor regarding the federal tax consequences of the merger to you, as well as the tax consequences of the merger to you arising under the laws of any state, local or other jurisdiction, domestic or foreign.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America.  Under this method, PFS Bancorp’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Peoples Community Bancorp.  Any difference between the purchase price for PFS Bancorp and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill.  In accordance with Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but will be subject to at least an annual assessment of impairment by applying a fair value test.  In addition, any core deposit intangibles recorded by Peoples Community Bancorp in connection with the merger will be amortized to expense in accordance with the new rules.  The financial statements of Peoples Community Bancorp issued after the merger will reflect the results attributable to the acquired operations of PFS Bancorp beginning on the date of completion of the merger.

Stockholder Agreements

In connection with the execution of the merger agreement, each director of PFS Bancorp entered into a stockholder agreement with Peoples Community Bancorp in the form attached as Exhibit A to the merger agreement.  Under these agreements, these individuals agreed to vote all of their shares of PFS Bancorp common stock in favor of the merger of PFS Bancorp and against the approval of any other agreement providing for the acquisition of PFS Bancorp or all or substantially all of its assets.  Pursuant to these agreements, these individuals also agreed not to transfer their shares of PFS Bancorp common stock prior to the special meeting of stockholders of PFS Bancorp called to approve and adopt the merger agreement, except for transfers in limited circumstances.  These agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.  As of September 9, 2005, these individuals owned in the aggregate 148,024 shares or 10.0% of the outstanding PFS Bancorp common stock (exclusive of unexercised stock options).

Dissenters’ and Appraisal Rights

Pursuant to Chapter 44 of the Indiana Business Corporation Law (the “IBCL”), PFS Bancorp stockholders have dissenters’ rights with respect to the merger of PFS Bancorp with Peoples Community Bancorp.  Chapter 44 of the IBCL authorizes a PFS Bancorp stockholder to demand payment in cash for the fair value of his or her shares of PFS Bancorp common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in the value unless a court determines that such exclusion would be inequitable.  To claim this right, a PFS Bancorp stockholder who desires to exercise his or her rights as a dissenting stockholder:

(a)                                  must, before the vote is taken at the annual meeting of PFS Bancorp stockholders, deliver to PFS Bancorp written notice of his or her intent to demand payment for his or her shares if the merger is effectuated, and

(b)                                 must not vote in favor of the merger in person or by proxy at the PFS Bancorp annual meeting of stockholders.

If the merger is approved by the PFS Bancorp stockholders, Peoples Community Bancorp will send a notice of dissenters’ rights to those PFS Bancorp stockholders satisfying the above conditions with ten days after the stockholder approval.  The notice will state the procedures the dissenting PFS Bancorp stockholders thereafter must follow to exercise their dissenters’ right in accordance with Chapter 44 of the IBCL.

A PFS BANCORP STOCKHOLDER WHO DOES NOT DELIVER WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AND EITHER VOTES AGAINST THE MERGER OR REFRAIN FROM VOTING WILL BE CONSIDERED NOT TO BE ENTITLED TO RIGHTS UNDER CHAPTER 44 OF THE IBCL.

PFS Bancorp stockholders who execute and return the enclosed proxy but do not specify a choice on the merger proposals will be deemed to have voted for the merger of PFS Bancorp with Peoples Community Bancorp and, accordingly to have waived their dissenters’ rights, unless they revoke the proxy prior to its being voted.

Upon consummation of the merger, Peoples Community Bancorp will pay each dissenting PFS Bancorp stockholder who has complied with all requirements of Chapter 44 of the IBCL and of the notice, Peoples Community Bancorp’s estimate of the fair value of the shares as of the time immediately prior to the merger, EXCLUDING ANY APPRECIATION IN VALUE IN ANTICIPATION OF THE MERGER.  The determination of the estimate of “fair value” will be based on the value of such shares of PFS Bancorp common stock on May 3, 2005, the last business day immediately prior to the announcement of the merger.

Dissenters can object to the fair value by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after Peoples Community Bancorp makes or offers payments for the dissenters’ shares.  Peoples Community Bancorp can elect to agree to the dissenters’ fair value demand or can commence an action in the Circuit or Superior Court of Dearborn County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value.  The Court can appoint appraisers to determine the fair value.  The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the Court finds equitable.  Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by Peoples Community Bancorp.

See the full text of Chapter 44 set forth in Annex C to this proxy statement/prospectus.

TO PERFECT RIGHTS OF DISSENT, A PFS STOCKHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AND MUST DELIVER A WRITTEN DEMAND FOR PAYMENT IN ACCORDANCE WITH THE REQUIREMENTS OF CHAPTER 44 OF THE IBCL.  THIS SUMMARY OF THE DISSENTERS’ RIGHTS OF PFS STOCKHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX C.  ANY INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION DISCLOSED IN ANNEX C AND CONSULT WITH AN INDEPENDENT INVESTMENT ADVISOR BEFORE EXERCISING RIGHTS OF DISSENT.

CERTAIN BENEFICIAL OWNERS OF PFS BANCORP COMMON STOCK

	Common Stock Beneficially Owned as of September 9, 2005
Name of Beneficial Owner	Amount(1)		Percentage(2)
PFS Bancorp, Inc.	121,670	(3)	8.1%
Employee Stock Ownership
Plan Trust
Second and Bridgeway Streets
Aurora, Indiana 47001

Kenneth and Joan Lehman	109,613	(4)	7.3
1408 North Abingdon Street
Arlington, Virginia 22207

Directors:
Mel E. Green	36,691	(3)(5)(6)	2.4
Gilbert L. Houze	21,919	(5)(7)	1.5
Robert L. Laker	31,919	(3)(5)(8)	2.1
Dale R. Moeller	16,919	(5)(9)	1.1
Carl E. Petty	31,919	(5)(10)	2.1
Jack D. Tandy	31,919	(5)(11)	2.1

Executive Officer:
Stuart M. Suggs	11,421	(3)(5)(12)	*

All directors and executive officers of PFS Bancorp as a group (7 persons)	182,707	(3)(13)	12.2

*                                         Represents less than 1% of our outstanding common stock.

(1)                                  Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals.  Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares.  Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)           Each beneficial owner’s percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days of September 9, 2005, the voting record date, have been exercised.

(3)           The PFS Bancorp, Inc. Employee Stock Ownership Plan Trust was established pursuant to the PFS Bancorp, Inc. Employee Stock Ownership Plan by an agreement between PFS Bancorp and Messrs. Green, Laker and Suggs who act as Trustees of the ESOP.  As of December 31, 2004, 46,073 shares held in the ESOP Trust had been allocated to the accounts of participating employees.  Under the terms of the ESOP, the Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees and unallocated shares will be voted in the same ratio on any matter as to those shares for which instructions are given.  The amount of common stock beneficially owned by directors who serve as Trustees of the ESOP and by all directors and executive officers as a group does not include the shares held by the ESOP Trust.

(4)           The information on number of shares held is based on a Schedule 13D/A filed on March 4, 2004 by Kenneth R. Lehman and Joan Abercrombie Lehman, spouses, who report joint ownership of all of the shares.  According to such filing, they each share voting power and dispositive power over all the shares.

(5)           Includes for each individual 1,218 shares held in the 2002 Recognition and Retention Plan Trust and 3,877 shares subject to stock options that are exercisable within 60 days of September 9, 2005.

(6)           Includes 4,772 shares which have been allocated to Mr. Green’s account in the ESOP.

(7)           Includes 15,000 shares held jointly with Mr. Houze’s spouse.

(8)           Includes 15,000 shares held by Mr. Laker’s spouse in trust and 10,000 shares in trust for the benefit of Mr. Laker.

(9)           Includes 10,000 shares held jointly with Mr. Moeller’s spouse.

(10)         Includes 25,000 shares held jointly with Mr. Petty’s spouse.

(11)         Includes 12,500 shares held by Mr. Tandy’s spouse in trust and 12,500 shares held in trust for the benefit of Mr. Tandy.

(12)         Includes 4,502 shares that have been allocated to Mr. Suggs’ account in the ESOP.

(13)         Includes an aggregate of 9,274 shares of common stock held in the ESOP, 8,526 shares held in the Recognition and Retention Plan Trust and 27,139 shares subject to stock options that are exercisable within 60 days of September 9, 2005.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Any proposal which a stockholder wished to have included in the proxy solicitation materials to be used in connection with the next annual meeting of stockholders of PFS Bancorp, which will only be held if the merger is not completed prior thereto, must be received at the office of PFS Bancorp no later than December 8, 2005.

Stockholder proposals which are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 may be brought before an annual meeting pursuant to Article II, Section 12 of our Bylaws, which provides that the stockholder must give timely notice thereof in writing to the Secretary of PFS Bancorp (also by December 8, 2005).  A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting, (b) the name and address, as they appear on PFS Bancorp’s books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of our capital stock which are beneficially owned by the stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have).

ADJOURNMENT OF THE SPECIAL MEETING

Each proxy solicited requests authority to vote for an adjournment of the special meeting, if an adjournment is deemed to be necessary.  We may seek an adjournment of the special meeting so that we can solicit additional votes in favor of the merger agreement if the merger proposal has not received the requisite vote of stockholders at the special meeting and has not received the negative votes of the holders of a majority of our voting stock.  If we desire to adjourn the meeting, we will request a motion that the meeting be adjourned for up to 28 days with respect to the merger proposal (and solely with respect to the merger proposal, provided that a quorum is present at the special meeting), and no vote will be taken on the merger proposal at the originally scheduled special meeting.  Each proxy solicited, if properly signed and returned to PFS Bancorp and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained in the proxy.  If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting.  Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained in the proxy, and if no contrary instructions are given, for the proposal in question.

Any adjournment will permit us to solicit additional proxies and will permit a greater expression of the stockholders’ views with respect to the merger proposal.  The adjournment would be disadvantageous to stockholders who are against the merger agreement because an adjournment will give us additional time to solicit favorable votes and thus increase the chances of passing the merger proposal.

If a quorum is not present at the special meeting, no proposal will be acted upon and our board of directors will adjourn the special meeting to a later date to solicit additional proxies on each of the proposals being submitted to stockholders.

Because the board of directors recommends that stockholders vote “FOR” the proposed merger agreement, the board of directors also recommends that stockholders vote “FOR” the possible adjournment of the special meeting on the merger proposal.  Approval of the proposal to adjourn the special meeting on the merger proposal requires the approval of a majority of the votes cast on the adjournment proposal.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements and information with respect to the financial condition, results of operations, plans, objectives, future performance, business and other matters relating to PFS Bancorp or the merger that are based on the beliefs of, as well as assumptions made by and information currently available to, PFS Bancorp’s management.  When used in this proxy statement, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import are intended to identify forward-looking statements.  These statements reflect the current view of PFS Bancorp with respect to future events and are subject to risks, uncertainties and assumptions that include, without limitation, the risk factors set forth in PFS Bancorp’s 2004 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, the risk that the merger will not be completed and risks associated with competitive factors, general economic conditions, geographic credit concentration, customer relations, interest rate volatility, governmental regulation and supervision, defaults in the repayment of loans, changes in volume of loan originations, and changes in industry practices.  Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.

WHERE YOU CAN FIND MORE INFORMATION

PFS Bancorp files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, proxy statements or other information filed by PFS Bancorp at the SEC’s public reference room in Washington, D.C., which is located at the following address:  Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms.  PFS Bancorp’s SEC filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

Appendix A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 4, 2005 (“Agreement”), among Peoples Community Bancorp, Inc. (“Bancorp”), a Maryland corporation, Peoples Community Bank (the “Bank”), a federally-chartered savings bank and a wholly-owned subsidiary of Bancorp, PFS Bancorp, Inc. (“PFS”), an Indiana corporation, and Peoples Federal Savings Bank (“the Association”), a federally-chartered savings bank and wholly-owned subsidiary of PFS.

WITNESSETH:

WHEREAS, the Boards of Directors of Bancorp, the Bank, PFS and the Association have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

WHEREAS, as a condition and inducement to the willingness of Bancorp to enter into this Agreement, the directors and executive officers of PFS (the “PFS Stockholders”) are concurrently entering into a Stockholder Agreement with Bancorp (the “Stockholder Agreement”), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such directors agree to vote their shares of PFS Common Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01         The Merger.  Subject to the terms and conditions of this Agreement and subject to and in accordance with an Agreement of Merger, a copy of which is attached hereto as Exhibit B (the “Agreement of Merger”), between PFS and PFS Acquisition Corp. (“Interim”), an Indiana corporation to be formed as a wholly-owned subsidiary of the Bank in connection with the transactions contemplated hereby, at the Effective Time (as defined in Section 1.05 hereof), Interim shall be merged with and into PFS in accordance with Chapter 40 of the Indiana Business General Corporation Law (“IBCL”) (the “Merger”), with PFS as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”). Simultaneously with or as soon as practicable after the Merger, the Surviving Corporation shall be merged with and liquidated into the Bank (the “Liquidation”) in accordance with a Plan of Complete Liquidation, the form of which is attached hereto as Exhibit C.  Simultaneously with or immediately following consummation of the Liquidation, the parties hereto will cause the Association to be merged with and into the Bank, with the Bank as the resulting institution (the “Bank Merger”).

1.02  Effect of the Merger.  As of the Effective Time (as defined in Section 1.05 hereof), the Surviving Corporation shall be considered the same business and corporate entity as each of PFS and Interim and thereupon and thereafter, all the property, rights, powers and franchises of each of PFS and Interim shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of PFS and Interim and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.  In addition, any reference to either of PFS and Interim in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of PFS and Interim is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of PFS and Interim if the Merger had not occurred.  At the Effective Time, the directors and officers of the Surviving Corporation shall be the persons designated in Section 1.04.

1.03         Articles of Incorporation and Bylaws.  As of the Effective Time, the Articles of Incorporation and Bylaws of PFS shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until otherwise amended as provided by law.

1.04         Directors and Officers.  As of the Effective Time, the directors and officers of Interim shall become the directors and officers of the Surviving Corporation.  If requested by Bancorp, the directors of PFS and/or the Association shall resign as of the Effective Time.

1.05         Effective Time.  The Merger shall become effective upon the occurrence of the filing of Articles of Merger with the Secretary of State of the State of Indiana, unless a later date and time is specified as the effective time in such Articles of Merger (“Effective Time”).  A closing (the “Closing”) shall take place immediately prior to the Effective Time at 5:00 p.m., on the fifth (5th) business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), at the offices of Bancorp or at such other place, at such other time, or on such other date as the parties may mutually agree upon.  At the Closing, there shall be delivered to Bancorp, the Bank, PFS and the Association the certificates and other documents required to be delivered under Article V hereof.

1.06         Modification of Structure.  Notwithstanding any provision of this Agreement to the contrary, Bancorp, with the prior written consent of PFS, which consent shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stockholders of PFS as a result of such modification, (ii) the consideration to be paid to holders of PFS Common Stock (as defined below) under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions to the Closing.

1.07         Conversion of PFS Common Stock and Options.  As of the Effective Time, each share of common stock, par value $0.01 per share, of PFS (the “PFS Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares (i) as to which dissenters’ rights have been asserted and duly perfected in accordance with the IBCL (“Dissenting Shares”), (ii) which are unallocated and held in the 2002 Recognition and Retention Plan Trust (the “PFS Recognition Plan”) and (iii) held by PFS (including treasury shares) or Bancorp or the Bank other than in a fiduciary capacity, which shares shall be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive from Bancorp, $23.00 in cash (the “Merger Consideration”).  At or immediately prior to the Effective Time, each outstanding option to purchase PFS Common Stock issued by PFS and as described on Disclosure Schedule 2.02 (“PFS Option”), shall be cancelled, and each holder of any such PFS Option, whether or not then vested or exercisable, shall be entitled to receive at the Effective Time for each PFS Option an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the applicable exercise price per share of such option by (ii) the number of shares of PFS Common Stock subject to such PFS Option (“Option Consideration”).  The payment of the Option Consideration referred to in the immediately preceding sentence to holders of PFS Options shall be subject to the execution by any such holder of such instruments of cancellation as Bancorp may reasonably deem appropriate.  The aggregate consideration to be paid for the conversion of all outstanding shares of PFS Common Stock and the cancellation of all PFS Options is hereinafter referred to as the “Aggregate Merger Consideration.”

1.08         Exchange Procedures

(a)           As of the Effective Time, Bancorp shall deposit in trust with an exchange agent designated by Bancorp and reasonably acceptable to PFS (the “Exchange Agent”) cash in an amount equal to the Aggregate Merger Consideration.  No later than five (5) business days following the Effective Time, subject to the ability of the transfer agent, Bancorp shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of PFS Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of PFS Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of PFS Common Stock in exchange for the consideration set forth in Section 1.07 hereof deliverable in respect thereof pursuant to this Agreement.  Within five (5) business days following receipt of surrendered certificates and a properly completed letter of transmittal, the Exchange Agent shall deliver the Merger Consideration to each former PFS stockholder.  The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(b)           Each outstanding certificate which prior to the Effective Time represented PFS Common Stock (other than Dissenting Shares) and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence the right to receive the Merger Consideration.  After the Effective Time, there shall be no further transfer on the records of PFS of certificates representing shares of PFS Common Stock and if such certificates are presented to PFS for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided.

(c)           Bancorp shall not be obligated to deliver the Merger Consideration to which a holder of PFS Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of PFS Common Stock for exchange as provided in this Section 1.08, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Bancorp.  If payment of the Merger Consideration is to be made in a name other than that in which the certificate evidencing PFS Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent in advance, any transfer or other tax required by reason of the payment in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)           Any portion of the Merger Consideration delivered to the Exchange Agent by Bancorp pursuant to Section 1.07 that remains unclaimed by the stockholders of PFS for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Bancorp.  Any stockholders of PFS who have not exchanged their shares of PFS Common Stock for the Merger Consideration in accordance with this Agreement shall thereafter look only to Bancorp for the consideration deliverable in respect of each share of PFS Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon.  If outstanding certificates for shares of PFS Common Stock are not surrendered or the payment for them is not claimed prior to the date on which payment of the Merger Consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Bancorp (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.  Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Bancorp and the Exchange Agent shall be entitled to rely upon the stock transfer books of PFS to establish the identity of those persons entitled to receive the Merger

Consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any certificate, Bancorp and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

1.09         Withholding Rights.  Bancorp (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of PFS Common Stock such amounts as Bancorp is required under the Internal Revenue Code of 1986, as amended (“Code”) or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of PFS Common Stock in respect of which such deduction and withholding was made by Bancorp.

1.10         Dissenting Shares.  Each outstanding share of PFS Common Stock the holder of which has perfected his right to dissent under the IBCL and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the IBCL.  PFS shall give Bancorp prompt notice upon receipt by PFS of any such written demands for payment of their fair value of such shares of PFS Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”).  Any payments made in respect of Dissenting Shares shall be made by Bancorp.  If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of PFS Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

1.11         Additional Actions.  If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of PFS acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, PFS and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of PFS or otherwise to take any and all such action.

1.12         Interim Shares.  Each outstanding share of common stock of Interim, $.01 par value per share (“Interim Common Stock”), on the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving Corporation, which shall constitute all of the outstanding common stock of the Surviving Corporation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PFS

AND THE ASSOCIATION

References to “PFS Disclosure Schedules” shall mean all of the disclosure schedules required by this Article II and Article IV hereof, dated as of the date hereof and referenced to the specific sections and subsections of this Agreement, which have been delivered by PFS to Bancorp.  PFS and the Association hereby represent and warrant to Bancorp and the Bank as follows as of the date hereof:

2.01         Corporate Organization.

(a)  PFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.  PFS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined below).  PFS is registered as a savings and loan holding company under the Home Owners’ Loan Act (“HOLA”).  PFS Disclosure Schedule 2.01(a) sets forth true and complete copies of the Articles of Incorporation and Bylaws of PFS as in effect on the date hereof.

For the purposes of this Agreement, the term “Material Adverse Effect” shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of PFS and the Association considered as one enterprise or (ii) materially impairs the ability of PFS and/or the Association to consummate the transactions contemplated by this Agreement and the Agreement of Merger, provided, however, that the term “Material Adverse Effect” shall not be deemed to include (i) the impact of changes in (a) laws, regulations, or policies of any Federal or state court, administrative agency, commission or other governmental authority or interpretations thereof; (b) generally accepted accounting principles ; or (c) interest rates, that in each case are generally applicable to the banking industry, (ii) actions taken or to be taken by PFS upon the written request of Bancorp pursuant to this Agreement or the Agreement of Merger or (iii) any adverse effect resulting from or relating to the announcement or pendency of the Merger, pursuant to Section 4.10 below.

(b)  The only direct or indirect subsidiary of PFS is the Association.  Disclosure Schedule 2.01(b)(i) sets forth true and complete copies of the Charter and Bylaws of the Association as in effect on the date hereof.  The Association (i) is duly organized, validly existing and in good standing under the laws of the United States of America, (ii) has the corporate power and authority to own or lease all of its properties and assets, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  PFS and the Association have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their state and/or federal regulatory agencies.  Other than the Association and except as set forth in PFS Disclosure Schedule 2.01(b)(ii), PFS does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

2.02         Capitalization.  The authorized capital stock of PFS consists of 10,000,000 shares of PFS Common Stock, of which 1,473,728 are issued and outstanding as of the date hereof (including 39,541 unallocated shares held in the PFS Recognition Plan), and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding.  All issued and outstanding shares of capital stock of PFS have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for an aggregate of 79,316 shares of PFS Common Stock issuable upon exercise of stock options granted pursuant to PFS’s 2002 Stock Option Plan (the “Stock Option Plan”) PFS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of PFS or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.  PFS Disclosure Schedule 2.02 lists each option outstanding as of the date hereof under the Stock Option Plan, and further indicating the name of the grantee, the date of grant and the respective exercise price with respect thereto.

2.03         Authority; No Violation.

(a)           Subject to the approval of this Agreement by the stockholders of PFS, PFS and the Association have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the boards of directors of PFS and the Association.  Except for the adoption by PFS’s stockholders of this Agreement, no other corporate proceedings on the part of PFS or the Association are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by PFS and the Association and constitutes the valid and binding obligation of PFS and the Association, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)           Subject to the approval of this Agreement by the stockholders of PFS, PFS has full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof.  The execution and delivery of the Agreement of Merger by PFS and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of PFS.  The Agreement of Merger, upon its execution and delivery by PFS, will constitute a valid and binding obligation of PFS, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(c)           None of the execution and delivery of this Agreement by PFS and the Association, the execution and delivery of the Agreement of Merger by PFS, the consummation by PFS and the Association of the transactions contemplated hereby in accordance with the terms hereof, the consummation by PFS of the transactions contemplated by the Agreement of Merger in accordance with the terms thereof, compliance by PFS and the Association with any of the terms or provisions hereof or compliance by PFS with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Articles of Incorporation, Charter or Bylaws of PFS or the Association, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFS or the Association or any of their respective properties or assets, or (iii) except as disclosed in Disclosure Schedule 2.03(c), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PFS or the Association under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PFS or the Association are a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect and which will not prevent or delay the consummation of the transactions contemplated hereby.  Except as set forth in Disclosure Schedule 2.03(c) and for consents and approvals of or filings or registrations with or notices to the Office of Thrift Supervision (“OTS”), the Secretary of State of the State of Indiana, and the stockholders of PFS, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of PFS in connection with (a) the execution and delivery of this Agreement by PFS and the Association or the execution and delivery of the Agreement of Merger by PFS, and (b) the completion by PFS and the Association of the transactions contemplated hereby or the completion by PFS of the transactions contemplated by the Agreement of Merger.

(d)           As of the date hereof, neither PFS nor the Association is aware of any reasons relating to PFS or the Association why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby.

2.04         Financial Statements.

(a)           PFS has previously delivered to Bancorp copies of the consolidated statements of financial condition of PFS as of December 31, 2004 and 2003 and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002, in each case accompanied by the audit report of Grant Thornton LLP, independent certified public accountants.  The consolidated balance sheets of PFS referred to herein, as well as the financial statements to be delivered pursuant to Section 4.04 hereof,  (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the consolidated financial condition of PFS as of the respective dates set forth therein, and the related consolidated statements of earnings, stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be,  the results of the consolidated earnings, stockholders’ equity and cash flows of PFS for the respective periods or as of the respective dates set forth therein (it being understood that PFS’s interim financial statements are not audited and are not prepared with all related notes but have been, or will be, prepared in compliance with all applicable legal and regulatory accounting requirements and reflect all adjustments which are, in the opinion of PFS, necessary for a fair presentation of such financial statements).

(b)           Each of the audited financial statements referred to in this Section 2.04 (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved.  The books and records of PFS are being maintained in material compliance with applicable legal and accounting requirements.

(c)           Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 2.04(a) or the notes thereto, and except for liabilities incurred since December 31, 2004 in the ordinary course of business and consistent with past practice, PFS does not have any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of PFS and the Association taken as a whole.

2.05         Absence of Certain Changes or Events.  Except as set forth in PFS Disclosure Schedule 2.05, since December 31, 2004, (i) PFS and the Association have conducted their businesses in the ordinary and usual course and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

2.06         Legal Proceedings.  Except as disclosed in PFS Disclosure Schedule 2.06, neither PFS nor the Association is a party to any, and there are no pending or, to the best knowledge of PFS and the Association (as defined below), threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against PFS or the Association, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of PFS and the Association will not have a Material Adverse Effect.  Neither PFS nor the Association is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect.

For purposes of this Agreement, knowledge means, with respect to any entity, the actual knowledge of such entity’s directors and executive officers in the ordinary course of their duties in such positions.

2.07         Taxes and Tax Returns.

(a)           PFS and the Association have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and have duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to Bancorp) and (ii) have not finally been determined.  PFS has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable for periods ending on or prior to the Effective Time, whether or not disputed or accrued.  Except as set forth in PFS Disclosure Schedule 2.07(a), (i) the federal income tax returns of PFS have been examined by the Internal Revenue Service (“IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Indiana income tax returns of PFS have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full.  There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon PFS or the Association, nor has PFS given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b)           Except as set forth in PFS Disclosure Schedule 2.07(b), PFS (i) has not requested any extension of time within which to file any Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of Taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by PFS (nor does PFS have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

(c)           For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon PFS.

2.08         Employee Benefit Plans.

(a)           PFS Disclosure Schedule 2.08(a) sets forth all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of PFS and the Association (the “Employees”) and current or former directors of PFS and the Association including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”).  True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided to Bancorp.

(b)           All Benefits Plans other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and PFS is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to PFS’s knowledge, threatened litigation relating to the Benefits Plans. Neither PFS nor the Association has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject PFS or the Association to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(c)           No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by PFS or the Association with respect to any ongoing, frozen or terminated “single-employer plan” (which for purposes hereof includes the Financial Institutions Retirement Fund),” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with PFS under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  Neither PFS nor the Association has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d)           All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of PFS to the extent required by GAAP.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  Neither PFS nor the Association has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e)           Under each Pension Plan which is a single-employer plan (which for purposes hereof includes the Financial Institutions Retirement Fund), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

(f)            Except as set forth on PFS Disclosure Schedule 2.08(f)(i), neither PFS nor the Association has any obligations for retiree health and life benefits under any Benefit Plan other than as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.  Except as set forth on PFS Disclosure Schedule 2.08(f)(ii), PFS or the Association may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

(g)           Except as set forth on PFS Disclosure Schedule 2.08(g), none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the transactions contemplated hereby will (A) entitle any employees of PFS or the Association to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

2.09         Securities Documents and Regulatory Reports.

(a)           PFS has previously delivered or made available to Bancorp a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the Securities Act of 1933, as amended (“1933 Act”), or the Securities Exchange Act of 1934, as amended (“1934 Act”), or mailed by PFS to its stockholders as a class since January 1, 2001, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made herein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information of an earlier date.

(b)           Since January 1, 2001, PFS and the Association have duly filed with the OTS in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and PFS has delivered or made available to Bancorp accurate and complete copies of such reports.  PFS Disclosure Schedule 2.09 lists all examinations of PFS or the Association conducted by the applicable regulatory authorities since January 1, 2001 and the dates of any responses thereto submitted by PFS or the Association.  Except as set forth in PFS

Disclosure Schedule 2.09, in connection with the most recent examinations of PFS or the Association by the applicable regulatory authorities, neither PFS nor the Association were required to correct or change any action, procedure or proceeding which PFS or the Association believe has not been now corrected or changed as required other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect.

2.10         Compliance with Applicable Law.

(a)           PFS and the Association have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of PFS and the Association, no suspension or cancellation of any of the same is threatened.

(b)           Neither PFS nor the Association is in violation of its Articles of Incorporation, Charter or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect, and neither PFS nor the Association has received any notice or communication from any federal, state or local governmental authority asserting that PFS or the Association is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect.  Neither PFS nor the Association is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all commercial banks issued by governmental authorities), and has not received any written communication requesting that it enter into any of the foregoing.

2.11         Deposit Insurance.  The deposit accounts of the Association are insured by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (“FDIA”), and the Association has paid all premiums and assessments required by the FDIA and the regulations thereunder.

2.12         Certain Contracts.

(a)           Except as disclosed in PFS Disclosure Schedule 2.12(a), neither PFS nor the Association is a party to, is bound by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including without limitation, any agreement, indenture or other instrument relating to the borrowing of money by PFS or the Association (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by PFS or the Association of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of PFS or the Association, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of PFS or the Association upon execution of this Agreement and the Agreement of Merger or upon or following consummation of the transactions contemplated by this Agreement or the Agreement of Merger (either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which PFS or the Association is a party or by which any of the same is bound which limits the freedom of PFS or the Association to compete in any line of business or with any person, or (vi) any other agreement, arrangement or understanding to which PFS or the Association is a party and which is material to the business, results of operations, assets or financial condition of PFS and the Association taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

(b)           Neither PFS nor the Association is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, which default or non-compliance would have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

(c)           Neither PFS nor the Association is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included in PFS’s audited financial statements at and for December 31, 2004 and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives.”

2.13         Properties and Insurance.

(a)           All real and personal property owned by PFS or the Association or presently used by them in their respective businesses is in adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of PFS and the Association in the ordinary course of business consistent with their past practices.  PFS and the Association have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in PFS’s consolidated balance sheet as of December 31, 2004, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2004), subject to no encumbrances, liens, mortgages, securities interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for current taxes not yet due, (iii) such encumbrances, liens, mortgages, securities interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of PFS and the Association taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof.  PFS and the Association as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by PFS and the Association and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right in a way that would have a Material Adverse Effect.  PFS Disclosure Schedule 2.13(a) sets forth an accurate listing of each lease pursuant to which PFS or the Association act as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

(b)           The business operations and all insurable properties and assets of PFS and the Association are insured for its benefit against all risks which, in the reasonable judgment of the management of PFS and the Association, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of PFS and the Association adequate for the business engaged in by PFS and the Association.  As of the date hereof, neither PFS nor the Association has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in material default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

2.14         Environmental Matters.  For purposes of this Agreement, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.  The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component.  Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

“Loan Portfolio Properties” means those properties which serve as collateral for loans owned by PFS or the Association.

“Other Properties Owned” means those properties owned, leased or operated by PFS or the Association which are not Loan Portfolio Properties.

(a)           Except as set forth in PFS Disclosure Schedule 2.14(a), to the knowledge of PFS and the Association, neither PFS nor the Association has been and are not in violation of or liable under any Environmental Law.

(b)           None of the Other Properties Owned is the subject of liability under, or, to the knowledge of PFS and the Association, has been in violation of, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           To the knowledge of PFS and the Association, none of the Loan Portfolio Properties has been in violation of, or is the subject of liability under, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           There are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the knowledge of PFS and the Association, threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a Material Adverse Effect.

(e)           PFS Disclosure Schedule 2.14(e) lists (i) any environmental studies which have been undertaken by, or on behalf of, PFS or the Association with respect to the Other Properties Owned and (ii) and correspondence known to PFS or the Association with respect to the Other Properties Owned and issues related to Environmental Laws.

2.15         Allowance for Loan Losses and Real Estate Owned.  The allowance for loan losses reflected on PFS’s consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is in the opinion of PFS’s management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries.  The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

2.16         Minute Books.  Since January 1, 2001, the minute books of PFS and the Association contain complete and accurate records of all meetings and other corporate action held or taken by their Boards of Directors (including committees of its Board of Directors) and stockholders.

2.17         Broker Fees.  Except for Sandler O’Neill & Partners, L.P. and as set forth in PFS Disclosure Schedule 2.17, neither PFS nor the Association or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

2.18         Proxy Statement Information.  None of the information relating to it which is included in the proxy statement distributed by PFS to its stockholders in order to solicit their approval of this Agreement and the transactions contemplated hereby (“Proxy Statement”), as of the date such Proxy Statement is mailed to its stockholders and up to and including the date of the meeting of its stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

2.19         Transactions with Affiliates.  Except as set forth in PFS Disclosure Schedule 2.19, there are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of PFS or the Association or any person or entity affiliated with it (collectively, “Affiliates”), relating to, arising from or affecting PFS and the Association, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of PFS or the Association.

2.20         Required Vote; Inapplicability of Antitakeover Statutes; Fairness Opinion.

(a)           This Agreement and the transactions contemplated hereby are required to be approved on behalf of PFS by the affirmative vote of the holders of at least a majority of the outstanding shares of the PFS Common Stock.

(b)           No “control share acquisition,” “interested stockholder,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

(c)           PFS has received a written opinion of Sandler O’Neill & Partners, L.P., dated the date hereof with respect to the fairness of the Merger Consideration to be received by the stockholders of PFS pursuant to this Agreement from a financial point of view.

2.21         Disclosures.  No representation or warranty contained in Article II of this

Agreement, and no statement contained in the PFS Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BANCORP AND THE BANK

References to “Bancorp Disclosure Schedules” shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by Bancorp to PFS.  Bancorp and the Bank hereby represent and warrant to PFS and the Association as follows as of the date hereof:

3.01         Corporate Organization.

(a)           Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Bancorp to consummate the transactions contemplated hereby.  Bancorp is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b)           The Bank is duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly-owned subsidiary of Bancorp.  The Bank (i) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Bancorp and the Bank to consummate the transactions contemplated hereby.

(c)           As of the Effective Time, Interim will be a stock corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and will not engage in any business, that will have an adverse effect on the Merger, other than in connection with the transactions contemplated by this Agreement and the Agreement of Merger and Interim will have no material obligations or liabilities, that will have an adverse effect on the Merger.

3.02.        Authority; No Violation.

(a)           Bancorp and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bancorp and the Bank, and no other corporate proceedings on the part of Bancorp or the Bank are necessary to consummate the transactions so contemplated.  This Agreement has been duly and validly executed and delivered by Bancorp and the Bank and constitutes a valid and binding obligation of Bancorp and the Bank, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)           At the Effective Time, Interim will have full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof.  At the Effective Time, the execution and delivery of the Agreement of Merger by Interim and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Interim and by Bank as the sole stockholder of Interim, and no other corporate proceedings on the part of Interim are necessary to consummate the transactions so contemplated.  The Agreement of Merger, upon its execution and delivery by Interim, will constitute a valid and binding obligation of Interim, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(c)           None of the execution and delivery of this Agreement by Bancorp and the Bank, the execution and delivery of the Agreement of Merger by Interim, the consummation by Bancorp and the Bank of the transactions contemplated hereby in accordance with the terms hereof, the consummation by Interim of the transactions contemplated by the Agreement of Merger, compliance by Bancorp or the Bank with any of terms or provisions hereof or compliance by Interim with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Certificate of Incorporation, Charter or Bylaws of Bancorp, the Bank or Interim, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancorp, the Bank or Interim or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Bancorp, the Bank or Interim under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancorp, the Bank or Interim is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Bancorp and the Bank taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.  Except for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Indiana, the Board of Governors of the Federal Reserve System (“FRB”), Department of Justice (“DOJ”) and the OTS, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of Bancorp, the Bank and Interim in connection with (a) the execution and delivery of this Agreement by Bancorp and the Bank or the execution and delivery of the Agreement of Merger by Interim and (b) the completion by Bancorp and the Bank of the transactions contemplated hereby or the completion by Interim of the transactions contemplated by the Agreement of Merger.

(d)           As of the date hereof, neither Bancorp nor the Bank is aware of any reasons relating to Bancorp or the Bank why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby.

3.03.        Financial Statements.

(a)           Bancorp has previously delivered to PFS copies of the consolidated statements of financial condition of Bancorp as of September 30, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years ended September 30, 2004, 2003 and 2002, accompanied by the audit report of BKD LLP, independent certified public accountants, as of and for the year ended September 30, 2004 and the audit report of Grant Thornton LLP, independent certified public accountants, as of September 30, 2003 and 2002 and for the two year period ended September 30, 2003, as well as the unaudited consolidated statement of financial condition of Bancorp as of December 31, 2004, and the related unaudited consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the three months ended December 31, 2004 and 2003.  The consolidated statements of financial condition of Bancorp referred to herein, as well as the financial statements to be delivered pursuant to Section 4.04 hereof (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the consolidated financial condition of Bancorp as of the respective dates set forth therein, and the related consolidated statements of earnings, stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated earnings, stockholders’ equity and cash flows of Bancorp for the respective periods or as of the respective dates set forth therein (it being understood that Bancorp’s interim financial statements are not audited and are not prepared with all related notes but reflect all adjustments which are, in the opinion of Bancorp, necessary for a fair presentation of such financial statements).

(b)           Each of the financial statements referred to in this Section 3.04 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved.  The books and records of Bancorp and the Bank are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

(c)           Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of this Section 3.03 or the notes thereto or liabilities incurred since December 31, 2004 in the ordinary course of business and consistent with past practice, neither Bancorp nor the Bank has any obligation or liability, whether absolute, accrued, contingent or otherwise, which would have a material adverse effect on the ability of Bancorp and the Bank to consummate the transactions contemplated hereby.

3.04         Ability to Pay Merger Consideration.  Bancorp or the Bank will have available to it as of the Effective Time sufficient cash to pay the Aggregate Merger Consideration to stockholders of PFS as set forth in Section 1.07.

3.05         Legal Proceedings.  Neither Bancorp nor the Bank is a party to any, and there are no pending or, to the best knowledge of Bancorp and the Bank, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Bancorp or the Bank, except such proceedings, claims actions or governmental investigations which in the good faith judgment of Bancorp and the Bank will not have a material adverse effect on the ability of Bancorp and the Bank to consummate the transactions contemplated hereby.

3.06         Broker Fees.   Neither Bancorp nor the Bank, nor any of their respective directors or officers, has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.07         Certain Information.  None of the information relating to Bancorp supplied or to be supplied by Bancorp to PFS expressly for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of PFS and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.08         Disclosures.  No representation or warranty contained in Article III of this Agreement, and no statement contained in the Bancorp Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV

COVENANTS OF THE PARTIES

4.01.        Conduct of the Business of PFS and the Association.  During the period from the date hereof to the Effective Time, PFS and the Association shall conduct their respective businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice.  PFS and the Association shall use all reasonable efforts to (i)

preserve their business organization intact, (ii) keep available for themselves, Bancorp and the Bank the present services of the employees of PFS and the Association, and (iii) preserve for themselves, Bancorp and the Bank the goodwill of their customers and others with whom business relationships exist. PFS and the Association will work with and coordinate with Bancorp and the Bank in order to offer deposit products and loan products at rates and terms similar and intangent with that of the Bank.

4.02.        Negative Covenants.  PFS agrees that from the date hereof to the Effective Time, except as otherwise approved by Bancorp in writing or as permitted or required by this Agreement, PFS will not and PFS will not permit the Association to:

(i)            amend or change any provision of its Articles of Incorporation, Charter or Bylaws;

(ii)           change the number of shares of its authorized or issued capital stock (except upon the exercise of PFS options as disclosed in Section 2.02) or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of PFS, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

(iii)          declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of PFS other than its normal quarterly cash dividend of $.075 per share pursuant to its normal scheduled dates consistent with the prior year.

(iv)          grant any severance or termination pay (other than pursuant to binding contracts, plans, or policies of PFS or the Association in effect on the date hereof and disclosed to Bancorp on PFS Disclosure Schedule 2.12(a)) to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees;  or award any increase in compensation or benefits to its directors, officers or employees except for salary increases set forth on PFS Disclosure Schedule 4.02(iv) and, to the extent the Effective Time occurs after December 31, 2005, salary increases to non-officer employees in the ordinary course of business and consistent with past practice;

(v)           enter into or modify (except as may be required by applicable law or as may be required by Section 4.12 hereof, with the prior written consent of Bancorp, which shall not be unreasonably withheld) any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;

(vi)          purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies and if in excess of $5,000 not without the consent of the Bank which shall not be unreasonably withheld;

(vii)         enter into any new capital commitments or make any capital expenditures in excess of $5,000 each other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair;

(viii)        file any applications or make any contract with respect to branching or site location or relocation;

(ix)           make any material change in its accounting methods or practices, other than changes required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

(x)            change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law or regulations;

(xi)           enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xii)          incur any liability for borrowed funds (other than in the case of deposits, federal funds purchased, Federal Home Loan Bank advances and securities sold under agreements to repurchase in the ordinary course of business) or place upon or permit any lien or encumbrance upon any of its properties or assets, except liens of the type permitted in the exceptions to Section 2.13(a).

(xiii)         acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(xiv)        engage in any transaction with an Affiliate;

(xv)         discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

(xvi)        enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

(xvii)       invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds;

(xviii)      take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time;

(xix)         enter into or agree to enter into any agreement, settlement or arrangement that will permit or release a borrower from liability or obligations other than for full payment without the consent of Bancorp and the Bank; or.

(xx)          agree to do any of the foregoing.

4.03.        No Solicitation.  PFS and the Association agree that neither they nor any of their respective officers or directors shall, and that they shall direct and use their reasonable best efforts to cause each of their employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of PFS or more than 9.9% of the outstanding equity securities of PFS or the Association (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”).  PFS and the Association further agree that neither PFS nor the Association nor any of their respective officers and directors shall, and that they  shall direct and use their reasonable best efforts to cause their employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or disclose, or provide any confidential information or data to (including any information with respect to the analysis and work product of Bancorp and the Bank), or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent PFS or the Association from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if PFS receives from the person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the stockholders of PFS, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the PFS Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the PFS Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to PFS’s stockholders from a financial point of view than the Merger.  PFS and the Association agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals.  PFS and the Association agree that they will notify Bancorp immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

4.04.        Current Information.  During the period from the date hereof to the Effective

Time, each party will cause one or more of its designated representatives to confer from time to time, as either party may reasonably request, with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby.  Within 25 days after the end of each month, each party shall provide the other party with a consolidated statement of financial condition and a consolidated statement of earnings, without related notes, for such month prepared in accordance with past practices.  On a weekly basis, PFS and the Association shall furnish Bancorp with a report, in such detail as reasonably requested by Bancorp, indicating all loans which have been originated, purchased or sold during such week as well as all applications for loans which have been received for processing (“pipeline report”).

4.05.        Access to Properties and Records; Confidentiality.

(a)           PFS and the Association shall permit Bancorp and its representatives reasonable access to their properties and shall disclose and make available to Bancorp all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of PFS and the Association, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Bancorp may have a reasonable interest. PFS and the Association shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment.  PFS and the Association will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  PFS and the Association shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Bancorp and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

(b)           All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best effort to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes.  The obligation to keep such information confidential shall continue for three years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

4.06.        Regulatory Matters.

(a)           Each of PFS, the Association, Bancorp and the Bank shall cooperate with each other and use their best efforts to prepare all necessary documentation to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable (the parties hereto shall, in this context, use their best efforts to consummate the transactions contemplated hereby on or before October 31, 2005).  The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

(b)           Each of the parties will furnish each other with all information concerning themselves, their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

(c)           Each of the parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

4.07.        Approval of Stockholders.  PFS will (a) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable, but in no event later than September 30, 2005, for the purposes of securing the adoption of such stockholders of this Agreement and the Agreement of Merger (which shall be the only matters considered at such special meeting), (b) unless the Board of Directors of PFS makes a good faith determination, upon consideration of the advice of outside counsel that such recommendation would be deemed to constitute a breach of their fiduciary duties under applicable Indiana law, recommend to its stockholders the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with Bancorp and the Bank with respect to the foregoing matters.

4.08.        Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Agreement of Merger.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this

Agreement shall take all such necessary action.  Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

4.09.        Disclosure Supplements.  From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby.  No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by PFS and the Association with the covenants set forth in Section 4.01 hereof.

4.10.        Public Announcements.  The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

4.11.        Failure to Fulfill Conditions.  In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled and that it will not waive that condition, it will promptly notify the other party.  Bancorp and PFS will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

4.12.        Certain Post-Merger Agreements.

The parties hereto agree to the following arrangements following the Effective Time:

(a)           Transferred Employees.  Subject to the provisions of this Section 4.12, all Employees immediately prior to the Effective Time who are employed by Bancorp or the Bank immediately following the Effective Time (“Transferred Employees”) will be covered by the employee benefit plans of Bancorp and/or the Bank on substantially the same basis as any employee of Bancorp and/or the Bank in a comparable position.  Notwithstanding the foregoing, Bancorp may determine to continue any of the Benefits Plans for Transferred Employees in lieu of offering participation in the benefit plans of Bancorp and/or the Bank providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of the PFS or the Association Benefits Plans, or to merge any such Benefits Plans with the benefit plans of Bancorp and/or the Bank, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the employees of Bancorp and/or the Bank generally.  Except as specifically provided in this Section 4.12 and as otherwise prohibited by law, Transferred Employees’ service with PFS or the Association shall be recognized as service with Bancorp or the Bank for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the benefit plans of Bancorp and/or the Bank subject to applicable break-in-service rules.

(b)           Health Plans.  Bancorp will use its best efforts to cause any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by PFS or the Association on the Effective Time and who then change coverage to the Bancorp’s or the Bank’s medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll.

(c)           Employment Agreement.  Between the date of the execution of this Agreement and the consummation of the Merger, PFS and the Association shall enter into an employment agreement with Mel E. Green for a term of three years at an annual base salary of $85,000, acceptable to Bancorp and Bank. No other officer or employee of PFS or Association has an employment, severance or change in control agreement with PFS or Association except as disclosed on PFS Disclosure Schedule 2.12(a). Any officer or employee of PFS or Association who has an employment, severance or change in control agreement with PFS or Association (each a “Contract Officer”) shall receive as of the Effective Time, the severance or termination payments provided for in their respective agreements (“Contract Payment”) and as described and quantified in reasonable detail on PFS Disclosure Schedule 4.12(c). As a condition to receiving their Contract Payments, each Contract Officer shall sign and deliver to Bancorp a release agreement in the form reasonably requested by Bancorp.

(d)           PFS ESOP.  (i) Each participant in the PFS Employee Stock Ownership Plan (“PFS ESOP”) not fully vested will become fully vested in his or her PFS ESOP account as of the Effective Time.  As soon as practicable after the execution of this Agreement, PFS, the Association and Bancorp will cooperate to cause the PFS ESOP to be amended and other action taken in a manner reasonably acceptable to PFS and Bancorp, to provide that the PFS ESOP will terminate upon the Effective Time.  Upon the repayment of the PFS ESOP loan, the remaining shares in the Loan Suspense Account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the Code and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to PFS ESOP participants (as determined under the terms of the PFS ESOP).  Between the date hereof and the Effective Time, the existing PFS ESOP indebtedness shall be paid in the ordinary course of business and PFS or the Association shall make such contributions to the PFS ESOP as necessary to fund such payments.  Any indebtedness of the PFS ESOP remaining as of the Effective Time shall be repaid from the Trust associated with the PFS ESOP through application of the Merger Consideration received by the PFS ESOP.  PFS and Bancorp agree that, subject to the conditions described herein, as soon as practicable after the Effective Time and repayment of the PFS ESOP loan, participants in the PFS ESOP will receive lump sum distributions of their PFS ESOP accounts.

(ii)           The actions relating to termination of the PFS ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the PFS ESOP after any required amendments.  PFS and Bancorp will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date hereof.  PFS and Bancorp will adopt such additional amendments to the PFS ESOP as may be reasonably required by the IRS as a condition to granting such determination letter provided that such amendments do not substantially change the terms outlined herein or would result in a material adverse change in the business, operations, assets, financial condition or prospects of PFS or the Association or result in an additional material liability to Bancorp or the Bank.

(iii)          As of and following the Effective Time, Bancorp shall cause the PFS ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the PFS ESOP through distribution of its assets in accordance with its terms subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the PFS ESOP, provided, however, that no such distributions of the PFS ESOP shall occur until a favorable termination ruling has been received from the IRS.

(e)           The Bancorp ESOP.  Bancorp shall cause the Bancorp Employee Stock Ownership Plan in which Transferred Employees will be eligible to participate to recognize for purposes of eligibility to participate in and vesting of benefits (but not for purposes of benefit accrual) such Transferred Employees’ service with PFS to the same extent as such service was credited for such purpose by PFS and or the Association; provided, however that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

(f)            Indemnification.  From and after the Effective Time, Bancorp shall indemnify and hold harmless each present and former director, officer and employee of PFS and the Association determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the fullest extent to which such Indemnified Parties were entitled under Indiana law, the Articles of Incorporation, Charter and Bylaws of PFS and the Association as in effect on the date hereof, except for Claims resulting from or arising out of the Indemnified Parties’ gross negligence, wrongful misconduct, fraud or intentional acts, provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

Any Indemnified Party wishing to claim indemnification under this Section 4.12(f), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Bancorp, but the failure to so notify shall not relieve Bancorp of any liability it may have to such Indemnified Party if such failure does not materially prejudice Bancorp.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Bancorp shall have the right to assume the defense thereof and Bancorp shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Bancorp elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Bancorp, and Bancorp shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Bancorp shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

In the event that Bancorp or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 4.12(f), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

(g)           Insurance.  Bancorp and the Bank shall maintain a directors’ and officers’ liability insurance policy covering the Indemnified Parties Costs in connection with any Claims for a period of three (3) years after the Effective Time at annual premiums no greater than 150% of the annual premium of the directors’ and officers’ liability insurance maintained by PFS and the Association as of the date hereof.  With the prior written consent of Bancorp, such insurance policy may be acquired by PFS prior to the Effective Time.

(h)           Severance.  Within sixty (60) days of the date hereof, the Bank shall use its reasonable best efforts to inform the employees of the Association of the likelihood of such employees having continued employment with the Bank following the Effective Time and, where appropriate, shall use its reasonable best efforts to interview the employees of the Association to determine if there are mutually beneficial employment opportunities available at the Bank.  The Bank shall give any full-time, Transferred Employee (non-contract employee) who is terminated within six months from the Effective Time, except for those individuals terminated for cause, two weeks of severance pay for each year of service up to a maximum of 26 weeks severance pay.  As a condition to receiving severance payments, such employees shall sign and deliver to the Bank a release and non-solicitation agreement in the form reasonably requested by the Bank.

(i)            Advisory Board.  The Bank shall, effective as of the Effective Time, cause each director of PFS, other than Mel E. Green, if such persons are willing to serve, to be elected or appointed as members of an Advisory Board to the Bank (the “Peoples Advisory Board”) to be established by the Bank, the function of which shall be to assist the Bank to maintain customer relationships in the market area currently served by the Association.  The Peoples Advisory Board will be maintained for a period of three years and shall meet on a monthly basis.  Each member of the Peoples Advisory Board shall receive fees for each monthly meeting attended equal to 115% of the monthly board fees paid by PFS or the Association as of the date hereof and 80% of the Medicare B Supplement premium for among other things, prescription drug coverage, for each individual and such individual’s spouse for such three year period.

(j)            Retention Bonus.  Bancorp agrees to create a retention bonus pool in order to help retain key employees.  Employees of PFS or the Association will be eligible to participate in the retention bonus pool.  The amount to be awarded to an eligible employee, if any, shall be determined by Bancorp in consultation with PFS.  Retention bonuses shall be paid only if the employee continues to be employed as of the Effective Time.

(k)           Retiree Benefits.  For each employee or director of PFS or the Association who is eligible for retiree benefits under the Association’s retiree medical policy set forth on PFS Disclosure Schedule 4.12(k) and who, as of the Effective Time, has completed thirty (30) years or more of service with the Association and has reached the age of 65 and is listed on PFS Disclosure Schedule 4.12(k), the Bank shall honor all obligations of PFS or the Association under such policy as in effect on the date hereof and as disclosed in PFS Disclosure Schedule 2.08.

(l)            Deferred Compensation Plan.  Bancorp and the Bank agree to honor the terms of the Executive Officers and Directors Deferred Compensation Plan which has been disclosed in Section 2.08 of the PFS Disclosure Schedule.

(m)          Defined Benefit Pension Plan/401(k) Plan.  Bancorp and the Bank agree to honor the terms of the Defined Benefit Pension Plan and the 401(k) Plan which has been disclosed in PFS Disclosure Schedule 2.08. As soon as practicable after the execution of this Agreement, PFS, the Association, Bancorp and Bank will cooperate to cause the 401(k) Plan to be amended and take such other action in a manner reasonably acceptable to PFS and Bancorp to provide that the 401(k) Plan will terminate upon the Effective Time. PFS and the Association shall take all necessary action to cause its Defined Benefit Pension Plan to be frozen as soon as possible after the date hereof.

(n)           Bonus Plan.  Bancorp and the Bank agree to honor the terms of the 2005

Mortgage Loan Bonus Policy which has been disclosed in PFS Disclosure Schedule 2.08(a).

4.13.        PFS Recognition Plan.  As soon as practicable after the execution of this Agreement, PFS will cooperate to cause the PFS Recognition Plan to be amended (including, without limitation, amending the PFS Recognition Plan to remove any provision that prohibits the termination of such plan prior to awarding all unallocated shares under such plan) and other necessary actions taken, in a manner reasonably acceptable to Bancorp, to provide that (i) the PFS Recognition Plan will terminate upon the Effective Time and (ii) all unallocated shares of PFS Common Stock held in the trust under the PFS Recognition Plan will be cancelled upon the Effective Time and all assets relating to such unallocated shares will be distributed to PFS; provided, however, that any distribution of shares under the PFS Recognition Plan shall be effected in accordance with the requirements, if any, of federal and state securities laws and regulations.  No action shall be taken that would adversely affect the right of plan participants who hold outstanding grants or awards of shares of PFS Common Stock, whether before or after the Effective Time.  At the Effective Time, each award to receive a distribution of PFS Common Stock granted by PFS which is unvested and outstanding immediately prior to the date of this Agreement and set forth on PFS Disclosure Schedule 4.13 shall vest and become free of any restrictions to which they are subject under the PFS Recognition Plan.  No further grants or awards shall be made by PFS or the Bank under the PFS Recognition Plan following the date of this Agreement.

4.14         Additional Covenants.  From the date of this Agreement through and including the Effective Time, PFS and the Association shall allow the Bank an opportunity to (a) review and attend loan meetings concerning all unsecured loans and any secured loans above $250,000; (b) provide the Bank complete access to the loan files, including the full support of any employees within such department; and (c) allow the Bank complete access and attendance at all meetings involving loan workouts in the collection department.

ARTICLE V

CLOSING CONDITIONS

5.01.        Conditions to the Parties’ Obligations Under This Agreement.  The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)           All necessary regulatory, governmental or third party approvals, waivers, clearances, authorizations and consents (including without limitation the requisite approval and/or non-objection of the OTS and the FRB required to consummate the transactions contemplated hereby) shall have been obtained without any term or condition which would materially impair the value of PFS and the Association to Bancorp and the Bank or materially adversely affect the terms of the Merger as they relate to the stockholders of PFS; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

(b)           All corporate action necessary to authorize the execution and delivery of this

Agreement and the Agreement of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Bancorp, the Bank, PFS and the Association, including approval by the requisite vote of the stockholders of PFS of this Agreement and the Agreement of Merger.

(c)           No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which Bancorp, the Bank, PFS or the Association determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

5.02.        Conditions to the Obligations of Bancorp and the Bank Under This Agreement.  The obligations of Bancorp and the Bank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Bancorp and the Bank:

(a)           Each of the obligations of PFS and the Association required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of PFS and the Association contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date, or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect, and Bancorp and the Bank shall have received a certificate to that effect signed by the President and Chief Executive Officer of PFS and the Association.

(b)           PFS and the Association shall have furnished Bancorp and the Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as Bancorp and the Bank may reasonably request.

5.03.        Conditions to the Obligations of PFS and the Association Under this Agreement.  The obligations of PFS and the Association under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by PFS and the Association:

(a)           Each of the obligations of Bancorp and the Bank required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Bancorp and the Bank contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of Bancorp and the Bank taken as a whole, and PFS and the Association shall have received a certificate to that effect signed by the President and Chief Executive Officer of Bancorp and the Bank.

(b)           Bancorp and the Bank shall have furnished PFS and the Association with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as PFS and the Association may reasonably request.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER, ETC.

6.01.        Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Agreement of Merger by the stockholders of PFS:

(a)           by mutual written consent of the parties hereto;

(b)           by Bancorp, the Bank, PFS or the Association (i) if the Effective Time shall not have occurred on or prior to February 28, 2006, or (ii) if a vote of the stockholders of PFS is taken and such stockholders fail to approve this Agreement and the Agreement of Merger at the meeting of stockholders (or any adjournment thereof) of PFS contemplated by Section 4.07 hereof; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or carryout its obligations and commitments set forth herein to be performed or observed by such party at or before the Effective Time;

(c)           by Bancorp or PFS upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

(d)           by Bancorp or the Bank in writing if PFS or the Association has, or by PFS or the Association in writing if Bancorp or the Bank has, breached (i) any covenant or undertaking contained herein or in the Agreement of Merger, or (ii) any representation or warranty contained herein, which, in the case of either (i) or (ii), breach would have a material adverse effect on the business, operations, assets or financial condition of PFS and the Association taken as a whole or Bancorp and the Bank taken as a whole, or upon the consummation of the transactions contemplated hereby, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

(e)           by Bancorp or PFS in writing, if any of the applications for prior approval referred to in Section 4.06 hereof are denied or are approved contingent upon the satisfaction of any condition or requirement which, in the reasonable opinion of the Board of Directors of Bancorp or PFS as applicable, would materially impair the value of PFS and the Association taken as a whole to Bancorp, or would materially adversely affect the terms of the Merger as they relate to the stockholders of PFS and the time period for appeals and requests for reconsideration has run;

(f)            at any time prior to the meeting of stockholders of PFS to consider the Agreement, by Bancorp if (i) PFS shall have breached Section 4.03, (ii) PFS’s Board of Directors shall have failed to make its recommendation referred to in Section 4.07, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Bancorp or (iii) PFS shall have materially breached its obligations under Section 4.07 by failing to call, give notice of, convene and hold the meeting of PFS’s stockholders in accordance with Section 4.07;

(g)           by Bancorp if a tender offer or exchange offer for 15% or more of the outstanding shares of PFS Common Stock is commenced (other than by Bancorp), and the PFS Board of Directors recommends that the stockholders of PFS tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within a 10 business day period; and

(h)           by Bancorp or PFS in the event PFS has received an Acquisition Proposal and has decided to accept such Acquisition Proposal in accordance with Section 4.03.

6.02.        Effect of Termination.  In the event of termination of this Agreement by Bancorp, the Bank, PFS or the Association as provided above, this Agreement shall forthwith become void (other than Sections 4.05(b) and 7.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 4.05(b) and 7.01 hereof and except for liability for any breach of this Agreement.

6.03.        Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of PFS, the parties may (a) amend this Agreement and the Agreement of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of PFS, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Agreement of Merger which modifies the amount of the Merger Consideration to be delivered to stockholders of PFS.  This Agreement and the Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VII

MISCELLANEOUS

7.01.        Expenses; Termination Fee.

(a)           Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided that in the event of a termination of this Agreement resulting from a willful breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $300,000 to the other party, plus the reasonable expenses of the other party without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 7.01(b) hereof.

(b)           Notwithstanding anything to the contrary herein, PFS shall pay Bancorp the sum of $1,350,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)            if this Agreement is terminated by Bancorp pursuant to Section 6.01(f) or (g) or by Bancorp or PFS pursuant to Section 6.01(h); or

(ii)           if this Agreement is terminated by (A) Bancorp pursuant to Section 6.01(d) or (B) by either Bancorp or PFS pursuant to Section 6.01(b) and in the case of any termination pursuant to clause (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of PFS or PFS’s Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of PFS contemplated by this Agreement at the meeting of PFS’s stockholders to consider the Agreement, in the case of clause (B) (if the termination is pursuant to 6.01(b)(ii)), or the date of termination, in the case of clause (A) or clause (B) (if the termination was pursuant to Section 6.01(b)(i)).

Any amount that becomes payable pursuant to this Section 7.01(b) shall be paid by wire transfer of immediately available funds to an account designated by Bancorp no later than the third business day following such termination.

(c)           PFS and Bancorp agree that the agreement contained in paragraph (b) of this Section 7.01 is an integral part of the transactions contemplated by this Agreement, that without such agreement Bancorp would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by PFS and the Association.  If PFS or the Association fail to pay Bancorp the amounts due under paragraph (b) above within the time periods specified therein, PFS or the Association shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Bancorp in connection with any action in which Bancorp prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d)           Amounts paid pursuant to Section 7.01(a) shall not be in addition to the amounts paid pursuant to Section 7.01(b).  The maximum amount payable to Bancorp pursuant to this Agreement shall be $1,350,000, excluding costs and expenses incurred by Bancorp in connection with any action in which Bancorp prevails.

(e)           Due to the expenses, direct and indirect, incurred by PFS in negotiating this Agreement and in taking steps to effect the transactions contemplated hereby, the loss by it of other opportunities, and as a material inducement for PFS agreeing to enter into this Agreement, Bancorp shall pay to PFS, the sum of $1,350,000, within three business days after written demand for payment is made by PFS, following the occurrence of termination of this Agreement by either party if required regulatory approvals are not received on or before February 28, 2006, provided such failure to receive such regulatory approvals is due solely to Bancorp or the Bank’s failure to attain or maintain core or risk based capital at 7.5% and 12.0%, respectively, and provided further that such failure is not either a result of any breach by PFS or the Association or a consequence of facts or circumstances relating to PFS or the Association.

If demand for payment of fees and expenses is made pursuant to this Section 7.01(e) and payment is timely made, then PFS will not have any other rights or claims against Bancorp under this Agreement, it being agreed that the acceptance of fees and expenses under this Section 7.01(e) will constitute the sole and exclusive remedy of PFS against Bancorp.

7.02.        Survival.  The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for the provisions of Sections 4.12 and 7.01 hereof.

7.03.        Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

(a)           If to Bancorp, to:

Peoples Community Bancorp, Inc.

6100 West Chester Road

West Chester, Ohio 45069

Attn:       Jerry D. Williams

President and Chief Executive Officer

Copy to:

Peoples Community Bancorp, Inc.

6100 West Chester Road

West Chester, Ohio  45071

Attn: Fred L. Darlington, Esq.

(b)           If to PFS, to:

PFS Bancorp, Inc.

Second and Bridgeway Streets

Aurora, Indiana  47001

Attn:       Mel E. Green, President

and Chief Executive Officer

Copy to:

Elias, Matz, Tiernan and Herrick L.L.P.

734 15th Street, N.W.

Washington, D.C.  20005

Attn:       Kevin M. Houlihan, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

7.04.        Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided,  however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as provided in Section 4.12 hereof or as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

7.05.        Complete Agreement.  This Agreement and the Agreement of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings  between the parties other than those expressly set forth herein or therein.

7.06.        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

7.07.        Governing Law.  This Agreement shall be governed by the laws of the State of

Indiana, without giving effect to the principles of conflicts of laws thereof.

7.08.        Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, Bancorp, the Bank, PFS and the Association have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

PEOPLES COMMUNITY BANCORP, INC.

Attest:

/s/ Frederick L. Darlington	By:	/s/ Thomas J. Noe
Frederick L. Darlington		Thomas J. Noe
Senior Vice President		Treasurer and Executive Vice President

PEOPLES COMMUNITY BANK

Attest:

/s/ Frederick L. Darlington	By:	/s/ Thomas J. Noe
Frederick L. Darlington		Thomas J. Noe
Senior Vice President		Treasurer and Executive Vice President

PFS BANCORP, INC.

Attest:

/s/ Jack D. Tandy	By:	/s/ Mel E. Green
Jack D. Tandy		Mel E. Green
Secretary		President and Chief Executive Officer

PEOPLES FEDERAL SAVINGS BANK

Attest:

/s/ Jack D. Tandy	By:	/s/ Mel E. Green
Jack D. Tandy		Mel E. Green
Secretary		President and Chief Executive Officer

Appendix B

INVESTMENT BANKING GROUP

919 Third Avenue, 6th Fl., New York, NY 10022
Tel: 212.466.7700/800.635.6855
Fax: 212.466.7711

May 4, 2005

Board of Directors

PFS Bancorp, Inc.

Second and Bridgeway Streets

Aurora, IN 47001

Gentlemen:

PFS Bancorp, Inc. (“PFS”) and Peoples Federal Savings Bank, a wholly owned subsidiary of PFS (the “Bank”), Peoples Community Bancorp, Inc. (“Bancorp”) and Peoples Community Bank, a wholly owned subsidiary of Bancorp, have entered into an Agreement and Plan of Merger, dated as of May 4, 2005 (collectively, the “Agreement”), pursuant to which a newly formed wholly owned subsidiary of the Bank will be merged with and into PFS (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of PFS common stock issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement (the “PFS Shares”), will be converted into the right to receive $23.00 in cash, without interest. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of PFS Shares.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of PFS that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Bancorp that we deemed relevant; (iv) an internal budget for PFS for the year ending December 31, 2005 furnished by and reviewed with senior management of PFS and earnings growth estimates for the years thereafter; (v) internal financial projections for Bancorp for the years ending December 31, 2005 through 2008, furnished by and reviewed in discussions with senior management of Bancorp; (vi) the pro forma financial impact of the Merger on Bancorp’s capital ratios, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Bancorp and assuming the capital raising alternatives discussed with senior management of Bancorp; (vii) the publicly reported historical price and trading activity for PFS’s common stock, including a comparison of certain financial and stock market information for PFS with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) to the extent publicly available, the financial terms of certain recent business combinations in the savings institutions industry; (ix) the current market environment generally and the banking

Sandler O’Neill & Partners, L.P., is a limited partnership, the sole general partner of which is Sandler O’Neill & Partners Corp., a New York Corporation.

environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of PFS the business, financial condition, results of operations and prospects of PFS and held similar discussions with certain members of the senior management of Bancorp regarding the business, financial condition, results of operations and prospects of Bancorp.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by PFS or Bancorp or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of PFS and Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PFS or Bancorp or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of PFS or Bancorp nor have we reviewed any individual credit files relating to PFS or Bancorp. We have assumed, with your consent, that the respective allowances for loan losses for both PFS and Bancorp are adequate to cover such losses.

With respect to the internal budgets, financial projections and estimates for PFS and Bancorp used by Sandler O’Neill in its analyses, the senior managements of PFS and Bancorp confirmed to us that those projections and estimates reflected the best currently available estimates and judgments of the future financial performances of PFS and Bancorp, respectively. With respect to the projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings used by Sandler O’Neill in its analyses, the senior management of Bancorp confirmed to us that those projections reflected their best currently available estimates and judgments. We assumed that the financial performances reflected in all budgets, projections and estimates used by us in our analyses would be achieved. We express no opinion as to such budgets, financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of PFS or Bancorp since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that PFS and Bancorp will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice PFS has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as the prices at which the common stock of PFS or Bancorp may trade at any time.

We have acted as PFS’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. PFS has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to PFS and Bancorp and their affiliates. We may also actively trade the equity and/or debt securities of PFS and/or Bancorp and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of PFS in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of PFS as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of PFS Shares and does not address the underlying business decision of PFS to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for PFS or the effect of any other transaction in which PFS might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of PFS Shares is fair to such shareholders from a financial point of view.

Very truly yours,

Appendix C

Indiana Business Corporation Law

Title 23.  Business and Other Associations

Article 1.  Business Corporations — Types

Chapter 44.  Dissenters’ Rights

Section  23-1-44-1. “Corporation” defined

As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

Section  23-1-44-2. “Dissenter” defined

As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

Section  23-1-44-3. “Fair value” defined

As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

Section  23-1-44-4. “Interest” defined

As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

Section  23-1-44-5. “Record shareholder” defined

As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

Section  23-1-44-6. “Beneficial shareholder” defined

As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

Section  23-1-44-7. “Shareholder” defined

As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

Section  23-1-44-8. Shareholder dissent

(a)                                  A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1)                                  Consummation of a plan of merger to which the corporation is a party if:

(A)                              Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B)                                The shareholder is entitled to vote on the merger.

(2)                                  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3)                                  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4)                                  The approval of a control share acquisition under IC 23-1-42.

(5)                                  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)                                 This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

(1)                                  Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

(2)                                  Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets - National Market Issues or a similar market.

(c)                                  A shareholder:

(1)                                  Who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2)                                  Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

Section  23-1-44-9. Beneficial shareholder dissent

(a)                                  A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b)                                 A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1)                                  The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)                                  The beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

Section  23-1-44-10. Notice of dissenters’ rights preceding shareholder vote

(a)                                  If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b)                                 If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

Section  23-1-44-11. Notice of intent to dissent

(a)                                  If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1)                                  Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2)                                  Must not vote the shareholder’s shares in favor of the proposed action.

(b)                                 A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

Section  23-1-44-12. Notice of dissenters’ rights following action creating rights

(a)                                  If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11of this chapter.

(b)                                 The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1)                                  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)                                  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)                                  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4)                                  Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5)                                  Be accompanied by a copy of this chapter.

Section  23-1-44-13. Demand for payment by dissenter

(a)                                  A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b)                                 The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c)                                  A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

Section  23-1-44-14. Transfer of shares restricted after demand for payment

(a)                                  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b)                                 The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

Section  23-1-44-15. Payment to dissenter

(a)                                  Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b)                                 The payment must be accompanied by:

(1)                                  The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)                                  A statement of the corporation’s estimate of the fair value of the shares; and

(3)                                  A statement of the dissenter’s right to demand payment under section 18 of this chapter.

Section  23-1-44-16. Return of shares and release of restrictions

(a)                                  If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)                                 If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

Section  23-1-44-17. Offer of fair value for shares obtained after first announcement

(a)                                  A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b)                                 To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

Section  23-1-44-18. Dissenter demand for fair value under certain conditions

(a)                                  A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1)                                  The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2)                                  The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3)                                  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b)                                 A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

Section  23-1-44-19. Effect of failure to pay demand – Commencement of judicial appraisal proceeding

(a)                                  If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)                                 The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)                                  The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)                                 The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)                                  Each dissenter made a party to the proceeding is entitled to judgment:

(1)                                  For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2)                                  For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

Section  23-1-44-20. Judicial determination and assessment of costs

(a)                                  The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b)                                 The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)                                  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2)                                  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)                                  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

☒	PLEASE MARK VOTES AS	REVOCABLE PROXY
IN THIS EXAMPLE

PFS BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PFS BANCORP, INC.  If no boxes are marked, your vote will be cast as recommended by the Board of Directors by simply signing your name below and returning this card.

The undersigned, being a stockholder of PFS Bancorp, Inc. as of September 9, 2005, hereby authorizes the Board of Directors or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders to be held at PFS Bancorp’s main office, located at Second and Bridgeway Streets, Aurora, Indiana, on Friday, October 14, 2005 at 3:00 p.m., Eastern Daylight Savings Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1.                                       PROPOSAL to adopt the Agreement and Plan of Merger, dated as of May 4, 2005, among PFS Bancorp, Inc., Peoples Federal Savings Bank, Peoples Community Bancorp, Inc. and Peoples Community Bank, pursuant to which, among other things, PFS Bancorp will merge with Peoples Community Bank.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends that you vote “FOR” the Proposal

2.                                       PROPOSAL to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Merger.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.                                       In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Shares of PFS Bancorp’s Common Stock will be voted as specified.  Unless otherwise marked, your proxy will be voted for the proposals by simply signing your name and returning this card.  You may revoke this proxy at any time prior to the time it is voted at the special meeting.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders of PFS Bancorp, Inc. called for October 14, 2005 and the accompanying Proxy Statement prior to the signing of this proxy.

Please sign this proxy exactly as your name(s) appear(s) on this proxy.  When signing in a representative capacity, please give title.  When shares are held jointly, only one holder need sign.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign	Co-holder (if any) sign above
above

Δ	Detach above card, sign, date and mail in postage paid envelope provided.	Δ

PFS BANCORP, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.